August 24, 1998



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

                  Re: Central Hudson Gas & Electric Corporation
                            Registration No. 33-56349
                                 ----------------
Dear Sirs:

       Pursuant to subparagraph (3) of Rule 424 (b) of the General Rules and Regulations of the Commission under the Securities Act of 1933, we are filing electronically herewith the Prospectus Supplement, dated August 24, 1998, to which is attached the related Prospectus, dated April 4, 1995, all of which relates to $80 million aggregate principal amount of Medium-Term Notes, Series B, of Central Hudson Gas & Electric Corporation, which securities were registered pursuant to the above-referenced registration statement. Said Prospectus Supplement is being refiled to correct a typographical error in the Prospectus Supplement filed with the Securities Exchange Commission earlier today.

                                         Very truly yours,

                                         Central Hudson Gas &
                                             Electric Corporation


                                         By:  (SGD.)   DONNA S. DOYLE
                                             ------------------------------
                                                       Donna S. Doyle
                                                       Controller

cc:   Gould & Wilkie
      Attention:   Robert E. Pedersen, Esq.

      Salomon Smith Barney
      Attention:   Mr. Peter H. Kind

      Chase Securities Inc.
      Attention:  Mr. William D. Rogers

      First Chicago Capital Markets, Inc.
      Attention: Mr. Richard Waldman

      Winthrop, Stimson, Putnam & Roberts
      Attention:   David P. Falck, Esq.

PROSPECTUS SUPPLEMENT                                        Rule 424(b)(3)
(To Prospectus Dated April 4, 1995)                          File No. 33-56349

                                   $80,000,000
                    CENTRAL HUDSON GAS & ELECTRIC CORPORATION
                           MEDIUM-TERM NOTES, SERIES B
              DUE FROM ONE YEAR TO THIRTY YEARS FROM DATE OF ISSUE

       Central Hudson Gas & Electric Corporation (the "Company") may from time to time offer its Medium-Term Notes, Series B (the "Offered Notes") in the aggregate principal amount of up to $80,000,000, subject to reduction as a result of the sale of other Debt Securities and Additional Common Stock as described in the accompanying Prospectus. Each Offered Note will mature on a Business Day from one year to thirty years from its date of issue. Each Offered Note may also be subject to redemption at the option of the Company prior to maturity.

       Each Offered Note will bear interest at a fixed rate as selected by the purchaser and agreed to by the Company. Unless otherwise indicated, interest on each Offered Note will be payable semiannually in arrears on each January 1 and July 1 and at Maturity.

       The interest rate, Issue Price, Stated Maturity, Interest Payment Dates (if other than as set forth above), redemption provisions, provisions for the repayment or purchase by the Company of any Offered Note at the option of the holder thereof and certain other terms with respect to each Offered Note will be established at the time of issuance and set forth in a pricing supplement to this Prospectus Supplement (a "Pricing Supplement").

       Each Offered Note will be represented by either a global Offered Note, representing all Offered Notes with the same terms (each, a "Global Note"), registered in the name of The Depository Trust Company (or such other depositary designated by the Company or other successor thereto) (the "Depositary") or its nominee (such an Offered Note, so represented, being called a "Book-Entry Note"), or by a certificate issued in definitive form (such an Offered Note, so represented, being called a "Certificated Note"), as set forth in the applicable Pricing Supplement. Beneficial interests in Global Notes representing Book-Entry Notes will be shown on, and transfers thereof will be effected only through, records maintained by the Depositary on its "book-entry" system (with respect to interests of its participants) or by the Depositary's participants or persons that hold interests through such participants (with respect to persons other than the Depositary's participants). Book-Entry Notes will not be issuable as Certificated Notes except under the circumstances described herein. See "Supplemental Description of the Unsecured Notes--Book-Entry Notes."

                                ----------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
       EXCHANGE COMMISSION OR BY ANY STATE SECURITIES COMMISSION NOR HAS
   THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
       PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT,
          ANY PRICING SUPPLEMENT HERETO OR THE ACCOMPANYING PROSPECTUS.
            ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

=======================================================================================================================
                                        PRICE TO                       AGENTS'                     PROCEEDS TO
                                       PUBLIC (1)                  COMMISSIONS(2)               THE COMPANY(2)(3)
Per Notes . . . . . . . . . . . . .      100.00%                     .150%-.750%                  99.85%-99.25%
-----------------------------------------------------------------------------------------------------------------------
Total . . . . . . .  . . . . . . .    $80,000,000                $120,000-600,000           $79,880,000-79,400,000
=======================================================================================================================

(1) Unless otherwise specified in the applicable Pricing Supplement, the price to the public will be 100% of the principal amount.

(2) The Company will pay to Salomon Brothers Inc, Chase Securities Inc. and First Chicago Capital Markets, Inc., each as agent (together, the "Agents"), a commission of from .150% to .750% of the principal amount of any Offered Note, depending upon the Stated Maturity, sold through an Agent. Unless otherwise indicated in the applicable Pricing Supplement, any Offered Note sold to an Agent as principal shall be purchased by such Agent at a price equal to 100% of the principal amount thereof less the percentage equal to the commission applicable to an agency sale of an Offered Note of identical maturity and may be resold by such Agent.
(3) Before deduction of expenses estimated at $548,000, which includes certain expenses of the Agents, which are payable by the Company. See "Plan of Distribution."

                                ----------------

       The Offered Notes are being offered on a continuous basis by the Company through the Agents which have agreed to use their reasonable best efforts to solicit offers to purchase the Offered Notes. The Company may sell Offered Notes at a discount to each Agent for its own account or for resale to one or more investors at varying prices related to prevailing market prices at the time of resale, as determined by such Agent, or, if so specified in a Pricing
Supplement, for resale at a fixed offering price. The Company also may arrange for Offered Notes to be sold through each Agent acting as underwriter or may sell Offered Notes directly to investors on its own behalf. The Offered Notes will not be listed on any securities exchange, and there can be no assurance that the Offered Notes offered by this Prospectus Supplement will be sold or that there will be a secondary market for the Offered Notes. The Company reserves the right to withdraw, cancel or modify the offer made hereby without notice. The Company or an Agent may reject an offer, whether or not solicited, in whole or in part. See "Plan of Distribution."

                                ----------------

               SALOMON SMITH BARNEY         CHASE SECURITIES INC.
                       FIRST CHICAGO CAPITAL MARKETS, INC.

                                ----------------


           THE DATE OF THIS PROSPECTUS SUPPLEMENT IS AUGUST 24, 1998.

       IN CONNECTION WITH AN OFFERING OF OFFERED NOTES PURCHASED BY ONE OR MORE AGENTS AS PRINCIPAL ON A FIXED PRICE BASIS, SUCH AGENT(S) MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE OFFERED NOTES. SUCH TRANSACTIONS MAY INCLUDE STABILIZING AND THE PURCHASE OF OFFERED NOTES TO COVER SYNDICATE SHORT POSITIONS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "PLAN OF DISTRIBUTION."

                                ----------------
                     SUPPLEMENTAL DESCRIPTION OF THE COMPANY

       The Company was incorporated in 1926 under the Transportation Corporations Law of the State of New York as a consolidation of several operating utilities which had been accumulated under one management during the previous 26 years. The Company supplies electric and gas service in the Mid-Hudson River Valley region of New York State. The Company's principal executive office is located at 284 South Avenue, Poughkeepsie, New York 12601-4879 and its telephone number is (914) 452-2000.

       Total revenues and operating income before income taxes (expressed as percentages), derived from electric and gas operations for each of the last three years, were as follows:

                  Percent of                  Percent of Operating
                Total Revenues             Income Before Income Taxes
              -------------------          --------------------------
              Electric        Gas           Electric             Gas
              --------        ---           --------             ---
1997           80%            20%             85%                15%
1996           81%            19%             88%                12%
1995           80%            20%             90%                10%


       For the year ended December 31, 1997, the Company served an average of 266,471 electric and 61,402 gas customers. Of the Company's total electric revenues during that period, approximately 43% was derived from residential customers, 31 % from commercial customers, 17% from industrial customers and 9% from other utilities and miscellaneous sources. Of the Company's total gas revenues during that period, approximately 43% was derived from residential customers, 32% from commercial customers, 5% from industrial customers, 15% from interruptible customers and 5% from miscellaneous sources (including revenues from transportation of customer-owned gas).

       The Company's largest customer is International Business Machines Corporation, which accounted for approximately 9% of the Company's total electric revenues and approximately 1% of its total gas revenues for the year ended December 31, 1997.

       The Company has called a special meeting of shareholders to be held on September 25, 1998 to vote upon a restructuring proposal whereby the Company and most of its subsidiaries would become wholly-owned subsidiaries of CH Energy Group, Inc., a holding company. If approved by shareholders and subject to satisfying certain other conditions, such restructuring would become effective on November 1, 1998. The shares of the Company's preferred stock and its debt securities that, in each case, are outstanding as of the effectiveness of such restructuring will remain outstanding after such effectiveness. Such restructuring will not change the rights of the holders of such preferred stock and such debt securities will continue as outstanding obligations of the Company after such restructuring.

                   SUPPLEMENTAL DESCRIPTION OF USE OF PROCEEDS

       The Company expects to use the net proceeds from the sale of the Offered Notes for (a) repayment of short-term debt expected to be incurred in the approximate amount of $70 million to fund contributions of additional equity to unregulated subsidiaries of the Company and (b) repayment of short-term debt incurred or expected to be incurred in the approximate amount of $10 million for working capital requirements in connection with its construction program and for other corporate purposes, including repurchases by the Company of its common stock. Excess proceeds, if any, from the sale of the Offered Notes will be temporarily invested in short-term instruments pending application for the foregoing purposes. The Pricing Supplement relating to each Offered Note will set forth any additional information pertaining to the use of proceeds from the sale of such Offered Note.

       The  Company   estimates  it  will  require   additional  funds  for  its
construction program and for other corporate purposes and expects to incur short-term borrowings and may issue and sell additional securities as needed.

       Reference is made to the Incorporated Documents (as defined under "Incorporation of Certain Documents by Reference" in the accompanying Prospectus) with respect to the Company's construction program and other significant capital requirements and its general financing plan and capabilities.

       See "Use of Proceeds" in the accompanying Prospectus.


                 SUPPLEMENTAL RATIOS OF EARNINGS TO FIXED CHARGES

       The Company's ratio of earnings to fixed charges for each of the last three fiscal years and the three months, six months and twelve months ended June 30, 1998 is as follows:


                                                                                   Three Months      Six Months    Twelve Months
                                                      Year Ended December 31,     Ended June 30,   Ended June 30,  Ended June 30,
                                                   -----------------------------  --------------   --------------  --------------
                                                   1995          1996       1997       1998              1998           1998
                                                   ----          ----       ----       ----              ----           ----
Ratio of Earnings to Fixed Charges............     3.68          4.08       3.94       3.12              4.17           3.73


       For purposes of this ratio, (i) earnings consist of pretax income from continuing operations to which fixed charges have been added; and (ii) fixed charges consist of interest charges on first mortgage bonds, other long-term debt, short-term debt, other interest charges, amortization of premium and expense on debt and the portion of rents representative of the interest factor.

         See "Ratios of Earnings--Ratios of Earnings to Fixed Charges" in the accompanying Prospectus.

                 SUPPLEMENTAL DESCRIPTION OF THE UNSECURED NOTES

       The following description of the particular terms of the Offered Notes supplements, and to the extent inconsistent therewith replaces, the description of the general terms and provisions of the Offered Notes set forth under "Securities--Description of the Unsecured Notes" in the accompanying Prospectus, to which description reference is hereby made. Certain capitalized terms used herein are defined under "Securities--Description of the Unsecured Notes" in the accompanying Prospectus.


GENERAL

       The Offered Notes will be issued as a series of debt securities under the Indenture dated as of April 1, 1992, between the Company and U.S. Bank Trust National Association (formerly known as First Trust of New York, National Association) (as successor trustee to Morgan Guaranty Trust Company of New
York), as Trustee. The Offered Notes will be limited in aggregate principal amount to $80,000,000, subject to reduction as a result of the sale of other Debt Securities and Additional Common Stock as described in the accompanying Prospectus.

       The Offered Notes will be issued in fully registered form only, without coupons. Each Offered Note will be issued initially as either a Book-Entry Note or a Certificated Note. Except as set forth herein under "Supplemental
Description of the Unsecured Notes--Book-Entry Notes" or in any Pricing Supplement relating to specific Offered Notes, the Offered Notes will not be issuable as Certificated Notes. Unless otherwise specified in an applicable Pricing Supplement, the denominations of Global Notes will be $1,000 and integral multiples thereof. Unless otherwise specified by the Company, the authorized denominations of Certificated Notes will be $1,000 and integral multiples thereof.

       Each Offered Note will mature on a Business Day (as defined below) from one year to thirty years from its date of issue, as selected by the purchaser and agreed to by the Company. Each Offered Note may also be subject to redemption at the option of the Company or pursuant to any sinking fund or other mandatory redemption provision under the Indenture, or to repayment or purchase by the Company at the option of the Holder prior to its Stated Maturity (as defined below).

       The Pricing Supplement relating to an Offered Note will describe the following terms: (i) the price (expressed as a percentage of the aggregate principal amount thereof) at which such Offered Note will be issued (the "Issue Price"); (ii) the Original Issue Date (as defined below) of such Offered Note;
(iii) the date on which such Offered  Note will mature (the "Stated  Maturity");
(iv) the rate per annum at which such Offered Note will bear interest, if any, and the Interest Payment Dates (as defined below); (v) whether such Offered Note may be redeemed at the option of the Company prior to Stated Maturity and, if so, the provisions relating to such redemption; (vi) any sinking fund or other mandatory redemption provisions applicable to such Offered Note; (vii) any provisions for the repayment or purchase by the Company of such Offered Note at the option of the Holder; and (viii) any other terms of such Offered Note not inconsistent with the provisions of the Indenture under which such Offered Note will be issued. The Offered Notes will not be convertible into Common Stock of the Company.

       "Business Day" with respect to any Offered Note means any day, other than a Saturday or Sunday, which is not a day on which banking institutions or trust companies in the State of New York or the city in which is located any office or agency maintained for the payment of principal of, or premium, if any, or interest on such Offered Note are authorized or required by law, regulation or executive order to remain closed.


PAYMENT OF PRINCIPAL AND INTEREST

       Each Offered Note shall be dated as of the date of its authentication and, unless otherwise provided, shall bear interest from its Original Issue Date or from the most recent Interest Payment Date to which interest has been paid or duly provided for, whichever is later, at the fixed rate per annum stated on the face thereof until the principal amount thereof is paid or duly provided for. Notwithstanding the foregoing, each Offered Note authenticated after the Regular Record Date (as defined below) for any Interest Payment Date but before such Interest Payment Date shall bear interest from such Interest Payment Date, unless the date of first authentication of Offered Notes of the same interest rate and maturity (the "Original Issue Date") is after such Regular Record Date but before such Interest Payment Date, in which case such Offered Note shall bear interest from such Original Issue Date. Unless otherwise set forth in the applicable Pricing Supplement, interest on each Offered Note will be payable semiannually in arrears on each January 1 and July 1 and at Maturity (each, an "Interest Payment Date"). Each payment of interest in respect of an Interest Payment Date shall include interest accrued through the day before such Interest Payment Date. Interest on Offered Notes will be computed on the basis of a 360-day year of twelve thirty-day months.

       Payments of interest on the Offered Notes (other than interest payable at Maturity) will be made to the Holders of such Offered Notes (which, in the case of Global Notes representing Book-Entry Notes, will be a nominee of the Depositary) as of the Regular Record Date for each Interest Payment Date, commencing with the first Interest Payment Date following the Original Issue Date; provided, however, that if the Original Issue Date of an Offered Note is after a Regular Record Date and before the corresponding Interest Payment Date, interest for the period from and including the Original Issue Date for such Offered Note to but excluding the second Interest Payment Date following the Original Issue Date will be paid on such second Interest Payment Date to the Holder of such Offered Note on the Regular Record Date immediately preceding such second Interest Payment Date. Unless otherwise specified in the applicable Pricing Supplement, payments of interest on the Offered Notes (other than interest payable at Maturity) shall, at the option of the Company, be made by check mailed to the registered Holders of such Offered Notes or (subject to receipt of proper instructions) by wire transfer to an account maintained by such Person with a bank maintained in the United States. See "Supplemental Description of the Unsecured Notes--Book-Entry Notes."

       Unless otherwise specified in the applicable Pricing Supplement, the principal of the Offered Notes and any premium and interest thereon payable at Maturity will be paid upon surrender thereof at the office of U.S. Bank Trust National Association in New York, New York, or of any successor paying agent in New York, New York. All payments of principal of, and premium, if any, and interest on, any of the Offered Notes shall be made in United States dollars.

       If, with respect to any Offered Note, any Interest Payment Date, redemption date or Stated Maturity is not a Business Day, payment of amounts due on such Offered Note on such date may be made on the next succeeding Business Day; and, if such payment is made or duly provided for on such Business Day, no interest shall accrue on such amounts for the period from and after such Interest Payment Date, redemption date or Stated Maturity, as the case may be, to such Business Day.

       The "Regular Record Date" with respect to any Interest Payment Date for an Offered Note (unless otherwise specified in the applicable Pricing Supplement) will be the December 15 or June 15 (whether or not a Business Day) next preceding such Interest Payment Date.


REDEMPTION OR REPAYMENT

       The Pricing Supplement relating to each Offered Note will indicate either that such Offered Note cannot be redeemed prior to its Stated Maturity or that such Offered Note will be redeemable at the option of the Company in whole, at any time, or in part, from time to time, on any date on or after the date designated as the "Initial Redemption Date" in such Pricing Supplement, at prices (unless otherwise specified in the applicable Pricing Supplement) declining from a specified premium, if any, to par, together with accrued interest to the date of redemption. In addition, a Pricing Supplement relating to an Offered Note may specify a date (the "Redemption Limitation Date") prior to which the Company may not redeem such Offered Note (other than pursuant to any sinking fund or mandatory redemption, or redemption at the option of the holder thereof) as a part of, or in anticipation of, any refunding operation by application, directly or indirectly, of moneys borrowed having an effective interest cost to the Company (calculated in accordance with generally accepted financial practice) less than the effective interest cost to the Company (similarly calculated) of such Offered Note.

       The Pricing Supplement relating to each Offered Note will also specify any sinking fund or other mandatory redemption provisions applicable to such Offered Note, and any provisions for the repayment or purchase by the Company of such Offered Note at the option of the Holder.

       Reference    is    made    to    the    information    contained    under
"Securities--Description of the Unsecured Notes--Redemption" in the accompanying Prospectus.


BOOK-ENTRY NOTES

       The Company has established a depositary arrangement with The Depository Trust Company, New York, New York ("DTC"), with respect to the Book-Entry Notes, the terms of which are summarized below. Any additional or differing terms of the depositary arrangement with respect to the Book-Entry Notes will be described in the applicable Pricing Supplement.

       Except under the circumstances described below and except as otherwise set forth in the applicable Pricing Supplement, the Offered Notes will be issued as Book-Entry Notes represented by one or more Global Notes that will be deposited with, or on behalf of, the Depositary, and registered in the name of a nominee of the Depositary.

       Upon issuance, all Book-Entry Notes having the same Issue Price, Original Issue Date, interest rate, redemption provisions, if any, provisions for repayment or purchase by the Company at the option of the holder thereof, if any, and Stated Maturity will be represented by a Global Note. Except under the limited circumstances described below, Book-Entry Notes will not be exchangeable for Certificated Notes and will not otherwise be issuable in certificated form.

       So long as the Depositary for a Global Note, or its nominee, is the registered owner of such Global

Note, such Depositary or such nominee, as the case may be, will be considered the sole owner or holder of the individual Book-Entry Notes represented by such Global Note for all purposes under the Indenture. Except as set forth below, owners of beneficial interests in a Global Note will not be entitled to have any of the individual Book-Entry Notes represented by such Global Note registered in their names, will not receive or be entitled to receive physical delivery of any such Book-Entry Notes in certificated form and will not be considered the owners or holders thereof for any purpose under the Indenture, including, without limitation, for purposes of consenting to any amendment thereof or supplement thereto as described in the accompanying Prospectus.

       If the Depositary is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed, the Company will issue individual Certificated Notes in exchange for the Global Note or Notes representing the corresponding Book-Entry Notes. In addition, the Company may at any time and in its sole discretion determine not to have any Offered Notes represented by one or more Global Notes and, in such event, will issue individual Certificated Notes in exchange for the Global Notes representing the corresponding Book-Entry Notes. In any such instance, an owner of a Book-Entry Note represented by a Global Note will be entitled to physical delivery of individual Certificated Notes equal in principal amount to such Book-Entry Note and to have such Certificated Notes registered in its name. Individual
Certificated Notes so issued will be issued as registered Notes in denominations, unless otherwise specified by the Company, of $1,000 and integral multiples thereof.

       The following is based on information furnished by DTC as being applicable to it as the initial Depositary:

         1. The Depositary will act as securities depositary for the Global Notes. The Global Notes will be issued as fully-registered securities registered in the name of Cede & Co. (the Depositary's partnership nominee). One fully-registered Global Note will be issued for each issue of Book-Entry Notes, each in the aggregate principal amount of such issue, and will be deposited with Depositary or its custodian.

         2. The Depositary is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended. The Depositary holds securities that its participants ("Participants") deposit with the Depositary. The Depositary also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants in the Depositary ("Direct Participants") include securities brokers and dealers (including the Agents), banks, trust companies, clearing corporations, and certain other organizations. The Depositary is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to the Depositary system is also available to others such as securities brokers and dealers, banks, and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly ("Indirect Participants"). The Rules applicable to the Depositary and its Participants are on file with the Securities and Exchange Commission.

         3. Purchases of Book-Entry Notes under the Depositary system must be made by or through Direct Participants, which will receive a credit for the Book-Entry Notes on the Depositary's records. The ownership interest of each actual purchaser of each Book-Entry Note represented by a Global Note ("Beneficial Owner") is in turn to be recorded on the Direct and Indirect Participants' records. Beneficial Owners will not receive written confirmation from the Depositary of their purchase, but Beneficial Owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct or Indirect Participant through which the Beneficial Owner entered into the transaction. Transfers of ownership interests in a Global Note representing Book-Entry Notes are to be accomplished by entries made on the books of Participants acting on behalf of Beneficial Owners. Beneficial Owners of a Global Note representing Book-Entry Notes will not receive Certificated Notes representing their ownership interests therein, except in the event that use of the book-entry system for the Book-Entry Notes is discontinued.

         4. To facilitate subsequent transfers, all Global Notes representing Book-Entry Notes which are deposited with, or on behalf of, the Depositary are registered in the name of the Depositary's nominee, Cede & Co. The deposit of Book-Entry Notes with, or on behalf of, the Depositary and their registration in the name of Cede & Co. effect no change in beneficial ownership. The Depositary has no knowledge of the actual Beneficial Owners of the Global Notes representing Book-Entry Notes; the Depositary's records reflect only the identity of the Direct Participants to whose accounts such Book-Entry Notes are credited, which may or may not be the Beneficial Owners. The Participants will remain responsible for keeping account of their holdings on behalf of their customers.

         5. Conveyance of notices and other communications by the Depositary to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

         6. Redemption notices shall be sent to Cede & Co. If less than all of the Book-Entry Notes within an issue are being redeemed, the Depositary's practice is to determine by lot the amount of the interest of each Direct Participant in such issue to be redeemed.

         7. Neither the Depositary nor Cede & Co. will consent or vote with respect to the Global Notes representing the Book-Entry Notes. Under its usual procedures, the Depositary mails an omnibus proxy (an "Omnibus Proxy") to the Company as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those Direct Participants to whose accounts the Book-Entry Notes are credited on the applicable record date (identified in a listing attached to the Omnibus Proxy).

         8. Principal, premium, if any, and/or interest, if any, payments on the Global Notes representing the Book-Entry Notes will be made in immediately available funds to the Depositary. The Depositary's practice is to credit Direct Participants' accounts on the applicable payment date in accordance with their respective holdings shown on the Depositary's records unless the Depositary has reason to believe that it will not receive payment on such date. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such Participant and not of the Depositary, the Indenture Trustee, the Agents or the Company, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal, premium, if any, and/or interest, if any, to the Depositary is the responsibility of the Company, disbursement of such payments to Direct Participants shall be the responsibility of the Depositary, and disbursement of such payments to the Beneficial Owners shall be the responsibility of Direct and Indirect Participants.

         9. A Beneficial Owner shall give notice of any option to elect to have its Book-Entry Notes repaid by the Company, through its Participant, to the Indenture Trustee, and shall effect delivery of such Book-Entry Notes by causing the Direct Participant to transfer the Participant's interest in the Global Note or Notes representing such Book-Entry Notes, on the Depositary's records, to the Indenture Trustee. The requirement for physical delivery of Book-Entry Notes in connection with a demand for repayment will be deemed satisfied when the ownership rights in the Global Note or Notes representing such Book-Entry Notes are transferred by Direct Participants on the Depositary's records.

         10. The Depositary may discontinue providing its services as securities depositary with respect to the Book-Entry Notes at any time by giving reasonable notice to the Company or the Indenture Trustee. Under such circumstances, in the event that a successor securities depositary is not obtained, Certificated Notes are required to be printed and delivered.

         11. In the event that the Company decides to discontinue use of the system of book-entry transfers through the Depositary or a successor securities depositary, Certificated Notes will be printed and delivered.

       The information in this section concerning the Depositary and the Depositary's system has been obtained from sources that the Company believes to be reliable, but the Company, the Indenture Trustee and the Agents take no responsibility for the accuracy thereof.

       NONE OF THE COMPANY, THE INDENTURE TRUSTEE OR ANY AGENT FOR PAYMENT ON OR REGISTRATION OF TRANSFER OR EXCHANGE OF ANY GLOBAL NOTE WILL HAVE ANY RESPONSIBILITY OR LIABILITY FOR ANY ASPECT OF THE RECORDS RELATING TO OR PAYMENTS MADE ON ACCOUNT OF BENEFICIAL INTERESTS IN SUCH GLOBAL NOTE OR FOR MAINTAINING, SUPERVISING OR REVIEWING ANY RECORDS RELATING TO SUCH BENEFICIAL INTERESTS.

                           CERTAIN TAX CONSIDERATIONS

       The following summarizes certain United States Federal income tax considerations that may be relevant to a holder of an Offered Note and is based on laws, existing Treasury Regulations, rulings, judicial decisions and other authorities as of the date hereof, all of which are subject to change. Prospective investors should consult their own tax advisors in determining their tax consequences from purchasing, holding or disposing of Offered Notes, including the application to their particular situations of the tax considerations discussed below, and in determining the application of state, local or other tax laws as well as prospects for changes in Federal income tax laws or interpretations.

       Payments of interest on an Offered Note (other than an OID Note as defined below) will generally be taxable to a holder as gross income at the time it is paid or accrued in accordance with the holder's method of tax accounting. An Offered Note may be issued for an amount less than its stated redemption price at Stated Maturity, and that difference may give rise to "original issue discount" ("OID"). (Offered Notes issued with OID are referred to as "OID Notes.") Holders of OID Notes should be aware that they must, in general, include OID income on an accrual method, i.e., in advance of the related cash payments. Notice will be given in the applicable Pricing Supplement when the Company determines that a particular Offered Note will be an OID Note.


                              PLAN OF DISTRIBUTION

       The Offered Notes are being offered on a continuous basis by the Company to or through the Agents, which have agreed to use their reasonable best efforts to solicit purchases of the Offered Notes. Initial purchasers may propose certain terms of the Offered Notes, but the Company will have the right to accept orders to purchase Offered Notes and may reject proposed purchases in whole or in part. The Agents will have the right, in their discretion reasonably exercised and without notice to the Company, to reject any proposed purchase of Offered Notes in whole or in part. The Company will pay each Agent a commission of from .150% to .750% of the principal amount of Offered Notes sold through it, depending upon the Stated Maturity of such Offered Notes. The Company may arrange for Offered Notes to be sold through any Agent acting as underwriter or may sell Offered Notes directly to investors on its own behalf. In the case of the sales made directly by the Company, no commission or discount will be paid or allowed. The Company also may sell Offered Notes to any Agent as principal for its own account at a price to be agreed upon at the time of sale. Such Offered Notes may be resold at prevailing market prices, or at prices related thereto, at the time of such resale, as determined by such Agent, or, if so specified in a Pricing Supplement, at a fixed offering price.

       No Offered Note will have an established trading market when issued. The Offered Notes will not be listed on any securities exchange. The Agents have advised the Company that they intend to make a market in the Offered Notes, but the Agents are not obligated to do so and may discontinue any market-making at any time without notice. No assurance can be given as to the existence or liquidity of a secondary market for the Offered Notes in the future.

       In connection with an offering of Offered Notes purchased by one or more Agents as principal on a fixed price basis, each such Agent will be permitted to engage in certain transactions that stabilize the price of such Offered Notes. Such transactions may consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of such Offered Notes. If an Agent creates a short position in such Offered Notes (i.e., if it sells Offered Notes in an aggregate principal amount exceeding that set forth in the applicable Pricing Supplement), such Agent may reduce that short position by purchasing Offered Notes in the open market. In general, purchases of Offered Notes for the purpose of stabilization or to reduce a short position could cause the price of Offered Notes to be higher than it might be in the absence of such purchases. Neither the Company nor any of the Agents makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Offered Notes. In addition, neither the Company nor any of the Agents makes any representation that the Agents will engage in any such transactions or that such transactions once commenced will not be discontinued without notice.

       The Agents, whether acting as agent or principal, may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended ("Securities Act"). The Company has agreed to indemnify the Agents against certain liabilities, including liabilities under the Securities Act, or to contribute to payments that the Agents may be required to make in respect thereof, and to reimburse the Agents for, or pay, certain of their expenses, including the fees and disbursements of legal counsel to the Agents.

       The Agents and  certain of their  affiliates  engage from time to time in
various   general   financing,   investment   banking  and  commercial   banking
transactions with the Company and certain of its affiliates.

PROSPECTUS
                    CENTRAL HUDSON GAS & ELECTRIC CORPORATION
                                   $80,000,000
                                       OF
                                 DEBT SECURITIES
                                     AND/OR
                                  COMMON STOCK
                           (PAR VALUE $5.00 PER SHARE)
                                       AND
                                 250,000 SHARES
                                       OF
                           CUMULATIVE PREFERRED STOCK
                           (PAR VALUE $100 PER SHARE)
                             WHICH MAY BE ISSUED AS
                                1,000,000 SHARES
                                       OF
                           DEPOSITARY PREFERRED SHARES
                              EACH REPRESENTING 1/4
                               OF A SHARE OF SUCH
                           CUMULATIVE PREFERRED STOCK

       Central Hudson Gas & Electric Corporation ("Company") may offer from time to time: (i) its Debt Securities ("Debt Securities"), consisting of its First Mortgage Bonds ("New Bonds") and/or Unsecured Notes ("Unsecured Notes"); (ii) its Cumulative Preferred Stock, par value $100 per share ("New Preferred Stock"); and (iii) its Common Stock, par value $5.00 per share ("Additional Common Stock"), each in amounts, at prices and on terms to be determined at the time or times of sale. The New Bonds, Unsecured Notes, New Preferred Stock and Additional Common Stock may be issued in one or more series or issuances. The aggregate initial offering price of the Debt Securities and the Additional Common Stock will not exceed $80,000,000 and the aggregate initial offering price of shares of the Additional Common Stock will not exceed $40,000,000. The number of shares of New Preferred Stock will not exceed 250,000. The New Bonds, Unsecured Notes, New Preferred Stock and Additional Common Stock are collectively referred to herein as the "Securities."

       For each offering of Securities for which this Prospectus is being delivered, there will be an accompanying Prospectus Supplement ("Prospectus Supplement") that sets forth, (i) with respect to the Debt Securities, the specific series designation, aggregate principal amount, rate (or method of calculation) and time of payment of interest, initial public offering price, maturity, repayment, redemption or repurchase terms, if any, credit enhancement, if any, and other specific terms, if any, of the series of the Debt Securities in respect of which this Prospectus and such Prospectus Supplement is being delivered ("Offered Bonds", in the case of the New Bonds, or "Offered Notes," in the case of the Unsecured Notes); (ii) with respect to New Preferred Stock the number of shares, the specific title and series, any dividend, liquidation or redemption terms, the dividend payment dates, whether and to what extent the New Preferred Stock may be offered in the form of depositary preferred shares, each representing ownership of 1/4 of a share of New Preferred Stock ("Depositary Preferred Shares"), and whether application will be made to list any such Depositary Preferred Shares on the New York Stock Exchange, the initial public offering price and other specific terms, if any, of the series of New Preferred Stock in respect of which this Prospectus and such Prospectus Supplement is being delivered; (iii) and with respect to Additional Common Stock, the number of shares, the initial public offering price and the other specific terms, if any, of the offering thereof in respect of which this Prospectus and such Prospectus Supplement is being delivered. See "Description of the New Bonds," "Description of the Unsecured Notes," "Description of New Preferred Stock,"
"Description of Depositary Preferred Shares and Depositary Receipts," and "Description of Common Stock" under the caption "Securities."

       The outstanding shares of Common Stock are, and the Additional Common Stock subject to official notice of issuance, will be listed on the New York
Stock  Exchange  ("NYSE").  See  "Securities--Common  Stock  Dividends and Price
Range."

       The Company may sell the Securities through underwriters or dealers, directly to one or more purchasers or through agents. The Prospectus Supplement will set forth the names of such underwriters, dealers or agents, if any, any applicable commissions or discounts and the net proceeds to the Company from the sale of the Securities thereby. See "Plan of Distribution," which also describes possible indemnification arrangements for underwriters and agents.

                       ----------------------------------

   THE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
       EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
            COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON
                THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
              REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                       ----------------------------------

                  THE DATE OF THIS PROSPECTUS IS APRIL 4, 1995

IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE SECURITIES OFFERED HEREBY AND OTHER SECURITIES OF THE COMPANY AT LEVELS ABOVE THOSE WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NYSE, IN RESPECT OF THE ADDITIONAL COMMON STOCK AND ANY DEPOSITARY PREFERRED SHARES WHICH MAY BE LISTED ON SUCH EXCHANGE, OR OTHERWISE. SUCH STABILIZATION, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                       ----------------------------------

                              AVAILABLE INFORMATION

       The Company is subject to the informational requirements of the Securities Exchange Act of 1934 (" 1934 Act") and, in accordance therewith, files reports and other information with the Securities and Exchange Commission ("Commission"). Certain information as of specified dates with respect to the Company's directors, and certain other information with respect to the remuneration paid by the Company to its directors and officers and with respect to interests of management and others in certain transactions with the Company, is disclosed in proxy statements distributed to shareholders of the Company and filed by it with the Commission. Such reports, proxy statements and other information filed with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511 and 7 World Trade Center, 13th Floor, New York, New York 10048; and copies of such material can also be obtained at prescribed rates from the Public Reference Section of the Commission at its principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. In addition, certain securities of the Company are listed on the NYSE, 20 Broad Street, New York, New York 10005, where reports, proxy materials and other information concerning the Company can also be inspected.

                       ----------------------------------

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

       There are hereby incorporated by reference in this Prospectus the following documents heretofore filed with the Commission pursuant to the 1934 Act (File No. 1-3268):

       The Company's Annual Report on Form 10-K for the year ended December 31, 1994, as amended by Amendment No. 1 thereto on Form 10-K/A, dated March 28,1995.

       All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the 1934 Act after the date of this Prospectus and prior to the termination of this offering made by this Prospectus shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents (such documents, and the documents enumerated above, being hereinafter referred to as "Incorporated Documents"; PROVIDED, HOWEVER, that the documents enumerated above or subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the 1934 Act in each year during which the offering made by this Prospectus is in effect prior to the filing with the Commission of the Company's Annual Report on Form 10-K covering such year shall not be Incorporated Documents or be incorporated by reference in this Prospectus or be a part hereof from and after such filing of such Annual Report on Form 10-K.

                       ----------------------------------

       Any statement contained in an Incorporated Document shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed Incorporated Document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this Prospectus.

                       ----------------------------------

       The Company hereby undertakes to provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus has been delivered, on the written or oral request of any such person, a copy of any or all of the documents referred to above which have been or may be incorporated in this Prospectus by reference, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests for such copies should be directed to Mr. Steven V. Lant, Treasurer and Assistant Secretary, Central Hudson Gas & Electric Corporation, 284 South Avenue, Poughkeepsie, New York 12601-4879; telephone number (914) 486-5254.

                                   THE COMPANY

       The Company was incorporated in 1926 under the Transportation Corporations Law of the State of New York as a consolidation of several operating utilities which had been accumulated under one management during the previous 26 years. The Company supplies electric and gas service in the Mid-Hudson River Valley region of New York State. The Company's principal executive office is located at 284 South Avenue, Poughkeepsie, New York 12601-4879 and its telephone number is (914) 452-2000.

       Total revenues and operating income before income taxes (expressed as percentages), derived from electric and gas operations for each of the last three years, were as follows:

                  Percent of                         Percent of Operating
                  Total Revenues                     Income before Income Taxes
                  --------------                     --------------------------
                  Electric       Gas                 Electric          Gas
                  --------       ---                 --------          ---
1994              80%            20%                 89%               11%
1993              82%            18%                 89%               11%
1992              82%            18%                 87%               13%


       For the year ended December 31, 1994, the Company served an average of 259,765 electric and 59,475 gas customers. Of the Company's total electric revenues during that period, approximately 43% was derived from residential customers, 31 % from commercial customers, 19% from industrial customers and 7% from other utilities and miscellaneous sources. Of the Company's total gas revenues during that period, approximately 44% was derived from residential customers, 31 % from commercial customers, 4% from industrial customers, 16% from interruptible customers and 5% from miscellaneous sources (including revenues from transportation of customer-owned gas).

       The  Company's  largest  customer  is  International   Business  Machines
Corporation, which accounted
for approximately 12% of the Company's total electric revenues and approximately 6% of its total gas revenues for the year ended December 31, 1994.


                                 USE OF PROCEEDS

       The Company is offering hereby the Securities, in the maximum amounts described on the cover page of this Prospectus, on terms to be determined when an agreement or agreements to sell any or all of same are made from time to time.

       As more fully set forth in the applicable Prospectus Supplement, the net proceeds from the sale of the Securities, together with funds from operations and the proceeds of the sale of other securities, may be used by the Company for
(a) the payment of maturing issues of debt securities or the redemption of outstanding debt securities when such redemptions result in an overall cost savings to the Company; (b) redemption of one or more series of the Company's Cumulative Preferred Stock, when such redemptions result in an overall cost savings to the Company; (c) repaying commercial paper and/or short-term debt outstanding at any time; and/or (d) financing the expenditures for its construction program and for other corporate purposes. Excess proceeds, if any, from the sale of the Securities will be temporarily invested in short-term instruments pending application to the foregoing purposes. Any specific securities acquired with the proceeds of sales of any Securities will be set forth in the Prospectus Supplement relating to such Securities.

       The Company estimates it will require additional funds for its construction program and for other corporate purposes and expects to incur short-term borrowings and may issue and sell additional securities as needed, in amounts and of types presently undetermined.

       Reference is made to the Incorporated Documents with respect to the Company's construction program and other significant capital requirements and its general financing plan and capabilities.


                               RATIOS OF EARNINGS

RATIO OF EARNINGS TO FIXED CHARGES

       The Company's ratio of earnings to fixed charges for each of the last five fiscal years is as follows:

                             Year Ended December 31,
                             -----------------------

                                       1990     1991    1992     1993     1994
                                       ----     ----    ----     ----     ----
Ratio of Earnings
  to Fixed Charges* ........           2.43     2.70    3.07     3.29     3.38

--------

* Year-end figures for 1990, 1991 and 1992 are restated to conform to current (1993 and 1994) reporting which includes the interest portion of rent expense as a component of interest charges.

       For purposes of this ratio, (i) earnings consist of pretax income from continuing operations to which fixed charges have been added; and (ii) fixed charges consist of interest charges on first mortgage bonds, other long-term debt, short-term debt, other interest charges, amortization of premium and expense on debt and the portion of rents representative of the interest factor.

RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

       The Company's ratio of earnings to fixed charges and preferred stock dividends for each of the last five fiscal years is as follows:

                             Year Ended December 31,
                             -----------------------

                                       1990     1991    1992     1993     1994
                                       ----     ----    ----     ----     ----
Ratio of Earnings to Fixed
  Charges and Preferred
  Stock Dividends+ ..........          2.042    .222    .492     .65      2.74
                                       -----    ----    ----     ---      ----


+ Year-end figures for 1990, 1991 and 1992 are restated to conform to current (1993 and 1994) reporting which includes the interest portion of rent expense as a component of interest charges.

       For purposes of this ratio, (i) earnings consist of pretax income from continuing operations to which fixed charges have been added; and (ii) fixed charges consist of interest charges on first mortgage bonds, other long-term debt, short-term debt, other interest charges, preferred stock dividends,
amortization   of  premium  and  expense  on  debt  and  the  portion  of  rents representative of the interest factor. Preferred stock dividend requirements have been adjusted to reflect the pretax earnings required to cover such dividend requirements.

                                   SECURITIES

DESCRIPTION OF THE NEW BONDS

         GENERAL: The New Bonds are to be issued as one or more series of First Mortgage Bonds ("Mortgage Bonds") under an Indenture of Mortgage, dated as of January 1, 1927, between the Company and American Exchange Irving Trust Company (now The Bank of New York), as trustee ("Mortgage Trustee"), as heretofore supplemented and amended and as to be supplemented by one or more supplemental indentures relating to the New Bonds. The Indenture of Mortgage, as heretofore supplemented and amended and as to be supplemented by said supplemental indenture or indentures, is hereinafter called the "Mortgage." The summaries herein concerning the New Bonds and the Mortgage do not purport to be complete and are qualified in their entirety by express reference to the Mortgage.

         Reference is made to the applicable Prospectus Supplement for the following terms of the Offered Bonds (among others): (i) the designation and series of the Offered Bonds; (ii) the percentage or percentages of their principal amount at which such Offered Bonds will be issued; (iii) the date or dates on which the Offered Bonds will mature; (iv) the rate or rates at which the Offered Bonds will bear interest; (v) the times at which such interest will be payable; (vi) the dates, if any, on which and the price or prices at which the Offered Bonds will, pursuant to any mandatory sinking fund provisions, or may, pursuant to any optional sinking fund provisions, be redeemed by the Company, and the other detailed terms and provisions of such sinking funds;
(vii) the date, if any, after which and the price or prices at which the Offered Bonds will, pursuant to any optional redemption or repurchase provisions, be redeemable or repurchaseable at the option of the Company or the holders thereof and the other detailed terms and provisions of such optional redemptions or repurchases; (viii) whether the Offered Bonds are to be issued in whole or in part in book-
entry form, and accordingly will be represented by, one or more global securities and, if so, the identity of the depositary for such global securities; and (ix) any other special terms or provisions not inconsistent with the terms of the Mortgage.

         FORM AND EXCHANGEABILITY: The New Bonds will be issuable only in fully registered form, without coupons, and will be exchangeable for a like aggregate principal amount of New Bonds of other authorized denominations of the same series, unless otherwise specified in the applicable Prospectus Supplement.

         The Company shall not be required to make exchanges of the New Bonds for a period of 15 days next preceding any interest payment date, unless otherwise specified in the applicable Prospectus Supplement.

         In the event that all or substantially all of the properties of the Company are taken by the power of eminent domain, the Company, except in certain circumstances described in the Mortgage, is obligated to call all of the outstanding Mortgage Bonds for redemption at the then applicable redemption price (or if there is no applicable redemption price, then at 100% of their principal amount), together with accrued interest to the date fixed for redemption. Reference is made to the applicable Prospectus Supplement for the redemption price which shall be applicable to the Offered Bonds in the event that all or substantially all of the properties of the Company are taken by the power of eminent domain.

         The Mortgage provides that cash on deposit with the Trustee (on account of or relating to (i) a net deficiency in the annual depreciation or replacement reserve (as described under "Maintenance and Reserves" below), (ii) proceeds of insurance, (iii) proceeds of released property, (iv) compensation received for a partial taking of property by eminent domain, or (v) the basis for the issuance of additional bonds) in certain circumstances is permitted, or required, to be applied by the Company or the Trustee to the redemption or purchase of Mortgage Bonds of any series. The applicable Prospectus Supplement will describe the extent to which such provisions are applicable to the Offered Bonds, including the applicable redemption price.

         SECURITY AND PRIORITY: The New Bonds will rank equally as to security with the Mortgage Bonds of other series presently outstanding under the Mortgage (except insofar as a sinking fund established in accordance with the provisions of the Mortgage may afford additional security for the bonds of any particular series) which is, in the opinion of Gould & Wilkie, the Company's counsel, a valid, binding and direct lien on all real estate and property of the Company (including franchises, easements, rights of way and other rights relating to real estate) specifically or generally described or referred to in the Mortgage as subject to the lien thereof and now owned by the Company, subject to no liens or encumbrances, except (i) taxes for the current year and taxes and assessments not yet due, (ii) certain encumbrances on easements or rights of way and certain minor liens and encumbrances, which, in the opinion of said counsel, do not materially affect the use of such property by the Company in the normal course of its business, and (iii) any other liens or encumbrances defined in the Mortgage as "excepted encumbrances." There are no obligations secured by a lien on the property of the Company outstanding except those issued under the Mortgage. The Mortgage contains provisions subjecting to the lien thereof such property and franchises subsequently acquired.

         ISSUANCE OF MORTGAGE BONDS: The New Bonds are of a series which is unlimited in aggregate principal amount, except as otherwise provided in the Mortgage, and except as may be provided in any subsequent supplemental indenture. Additional Mortgage Bonds of the same or other series may be issued under the Mortgage in principal amount unlimited except as aforesaid. Such additional Mortgage Bonds may be so issued upon the basis (each a "Basis") of (1) 66 2/3% of the "net bondable value of property additions," as that term is defined in the Mortgage; (2) 66
2/3% of the amount by which such net bondable value is increased by the retirement or reduction of "prior lien bonds," as that term is defined in the Mortgage; (3) cash deposited with the Trustee; or (4) refunding or replacing a like aggregate principal amount of any Mortgage Bonds theretofore issued under the Mortgage and then retired.

         As a further condition to the issuance of Mortgage Bonds upon the Bases specified in clauses (1), (2) or (3) of the immediately preceding paragraph, the Mortgage requires that the Company's "net earnings," as that term is defined in the Mortgage, for 12 consecutive calendar months within the 15 calendar months immediately preceding the date when the Mortgage Trustee receives any application for authentication and delivery of such Mortgage Bonds must exceed two times the interest charges for one year on (a) all Mortgage Bonds outstanding under the Mortgage, (b) the Mortgage Bonds then applied for, (c) all prior lien bonds to be outstanding immediately after the authentication of the Mortgage Bonds then applied for, and (d) all indebtedness secured by any lien prior to the lien of the Mortgage if the indebtedness secured thereby has been assumed by the Company or if the Company customarily pays the interest on such indebtedness. For the 12 months ended December 31, 1994, such ratio of net earnings to interest charges was 6.49; and at such date the Company could have issued $420 million of additional Mortgage Bonds upon the Bases specified in clauses (1), (2) or (3) above and such "net earnings" limitation, assuming an annual interest rate of 9%.

         The amount of net bondable value of property additions at December 31, 1994 was approximately $230 million. Therefore, the amount of additional Mortgage Bonds issuable with respect thereto upon the Basis specified in clause
(1) above was approximately $153 million. In addition, at December 31, 1994, approximately $353 million of additional Mortgage Bonds could have been issued upon the Basis specified in clause (4) above, against Mortgage Bonds which have been retired.

         Accordingly, as of December 31, 1994, the Company could have issued under the applicable Bases and the "net earnings" limitation an aggregate of approximately $506 million principal amount of additional Mortgage Bonds.

         Cash deposited with the Mortgage Trustee against the issuance of Mortgage Bonds may be withdrawn to the extent of 66 2/3% of the net bondable value of property additions. At December 31, 1994, no cash was on deposit with the Mortgage Trustee under said provision.

         Reference is made to the applicable Prospectus Supplement for the Basis or Bases under the Mortgage upon which the Offered Bonds are to be issued.

         MAINTENANCE AND RESERVES: The Company covenants to maintain the trust estate (property subject to the lien of the Mortgage) in first class operating condition. Upon demand by the Trustee on the written request of the holders of at least 2% in principal amount of outstanding Mortgage Bonds, the Company shall cause an independent engineer to examine the trust estate, and, if in the opinion of such independent engineer, the trust estate has not been so maintained, the Company shall remedy any such deficiency by making the expenditures certified by the independent engineer as necessary for such purpose. Until such independent engineer shall certify that such deficiency has been remedied, there shall be deducted from the principal amount of Mortgage Bonds otherwise issuable or cash otherwise withdrawable the amount stated in the report of such independent engineer as necessary to remedy such deficiency in maintenance less any sums which may have been expended to remedy the deficiency since the date of such report.

         The Company must maintain a proper reserve for renewals, replacements and retirements of property and make periodic credits, at least annually thereto, by charges to operating expenses, sufficient to provide adequately for losses by reason of wear and tear, inadequacy and obsolescence or catastrophe not covered by insurance. Such credits shall be not less than as may be required by accepted accounting practice for like corporations or as may be prescribed by the Public Service Commission of the State of New York or any other governmental agency having jurisdiction. The Company shall annually furnish to the Mortgage Trustee a certificate by an independent engineer as to the adequacy of the annual depreciation accrual. The Company has furnished to the Mortgage Trustee the annual opinions of independent engineers required by the Mortgage that depreciation (as defined in the Mortgage) was not in excess of amounts credited to depreciation or replacement reserves during the year under consideration.

         The New Bonds are not subject to the provisions of Article XXI of the Mortgage, except that the New Bonds are subject to the redemption provisions of such Article XXI because of the applicability of such Article to Mortgage Bonds of all series so long as any Mortgage Bonds of any series created prior to 1994 are outstanding. Article XXI of the Mortgage, which will remain in effect so long as any First Mortgage Bonds of any series created prior to 1994 are outstanding, provides that, to the extent that the cost of property additions during a year less the total amount of (i) cash withdrawn from moneys deposited with the Mortgage Trustee as permitted by the Mortgage, plus (ii) cash expended by the Company for property additions from insurance proceeds received on account of loss of materials and supplies, or on account of any other loss under $50,000, is less than the greater of:

                  (a) the sum of the amount credited to depreciation or replacement reserves through charges to operating expense and the excess, if any, of depreciation (as defined in the Mortgage) over amounts so credited as shown by the certificate of an independent engineer, or

                  (b) an amount equal to 2% of the gross book value of depreciable property, the Company must annually deposit cash with the Mortgage Trustee unless such deficiency is offset by a credit (the amount by which the foregoing cost of property additions, less the amount in (i) and (ii) above, exceeds the greater of (a) or (b) above) for each of the preceding two years. Such credits may be used to offset such deficiency only to the extent of net bondable value of property additions if, within the year with respect to which the deposit is made and the two years next preceding, Mortgage Bonds have been issued on account of property additions or cash withdrawn. At December 31, 1994, no cash was on deposit with the Mortgage Trustee under the above provision.

         Any cash deposited with the Mortgage Trustee in respect of any such net deficiency may be withdrawn under circumstances specified in the Mortgage. Any such cash not withdrawn, upon order of the Company, must be used to redeem or purchase Mortgage Bonds (including the New Bonds) in accordance with the provisions of the Mortgage. If any cash left on deposit with the Mortgage Trustee for 12 consecutive months or more is in excess of $350,000, the amount of such cash in excess of $250,000 must be applied by the Mortgage Trustee to redeem or purchase Mortgage Bonds, subject to certain exceptions set forth in the Mortgage.

         There are no provisions in the Mortgage restricting the declaration of dividends or requiring the maintenance of any asset ratio.

         MODIFICATION OF MORTGAGE: The Mortgage may be modified if approved by the holders of not less than 75% in aggregate principal amount of the Mortgage Bonds at the time outstanding which would be affected by the action proposed to be taken, except that if any such action affects two or more series the approval of 75% of the aggregate principal amount of the Mortgage Bonds of such two or more series at the time outstanding is required (the approval of the holders of 75% of the principal amount of Mortgage Bonds of each of such series not being required) provided that no such modification shall (1) extend the due dates of principal or interest or (2) reduce the amount of principal, interest or premium or (3) limit the right of a holder of a Mortgage Bond to institute suit for the enforcement of payment of principal or interest in accordance with the terms of the Mortgage Bonds, without the consent of the holder of each Mortgage Bond which would be so affected; nor shall any such modification (a) reduce the percentages of the principal amount of Bonds the holders of which are required to consent to any supplemental indenture or (b) deprive any non-assenting holder of a Mortgage Bond of a lien upon the property subject to the Mortgage for the security of his or her Mortgage Bonds or (c) create any mortgage or pledge or lien in the nature thereof ranking prior to or equal with the lien of the Mortgage. In any event, modifications may not be made which would permit certain actions to be taken with the approval of the holders of less than a majority of the Mortgage Bonds outstanding, or which would permit the postponement of the payment of interest without the approval of the holders of 75% of all the Mortgage Bonds outstanding, or which would permit the postponement of interest for more than 3 years.

         The Mortgage may be modified as to matters which are not of a substantive nature without the consent of the holders of any of the Mortgage Bonds outstanding, including such modifications as shall be necessary to effect the qualification of the Mortgage under the Trust Indenture Act of 1939, as amended ("Trust Indenture Act"), or under any similar federal statute as may be enacted, and including the addition to the Mortgage of certain other provisions as may be expressly permitted by the Trust Indenture Act.

         EVENTS OF DEFAULT, REMEDIES: The following events are defined as events of default in the Mortgage:

                  (a) failure to pay principal of any of the Mortgage Bonds when due and payable;

                  (b) failure for 30 days to pay interest due and payable on any of the Mortgage Bonds;

                  (c) failure to pay interest upon or principal of any outstanding prior lien bonds (none of which presently exist) continuing beyond the period of grace specified in the prior lien mortgage securing same;

                  (d) certain acts of bankruptcy, insolvency or reorganization; and

                  (e) failure to perform any other covenant or agreement contained in the Mortgage or in any of the Mortgage Bonds for a period of 60 days after written notice to the Company by the Mortgage Trustee. Compliance with Mortgage provisions is evidenced by periodic statements filed by the Company with the Mortgage Trustee.

         Upon the occurrence of any of such events of default, the Mortgage Trustee may, and upon the written request of the holders of a majority in principal amount of the Mortgage Bonds must, (1) declare the principal and interest accrued thereon of all outstanding Mortgage Bonds due and payable for all purposes under the Mortgage, and/or (2) upon being indemnified (as hereinafter described), sell at public auction, in accordance with the laws of the State of New York and the terms of the Mortgage, the whole of the trust estate as provided by the terms of the Mortgage. However, if such default is cured, the holders of a majority in principal amount of all Mortgage Bonds outstanding, may, in writing, waive such default and its consequences and rescind such declaration.

         The Mortgage provides that the Mortgage Trustee, within 90 days after the occurrence of a default thereunder, is required to give the holders of the Mortgage Bonds notice of all defaults known to it, unless cured; PROVIDED, HOWEVER, that, except in the case of a default in the payment of the principal of or interest on any of the Mortgage Bonds or in the payment of any sinking or purchase fund installment, the Mortgage Trustee may withhold such notice if the Mortgage Trustee determines that it is in the interest of the holders of the Mortgage Bonds to do so.

         The holders of a majority in principal amount of the Mortgage Bonds outstanding have the right to direct the time, method and place of conducting any proceeding for any remedy available to, or conferred by the Mortgage upon, the Mortgage Trustee; PROVIDED, HOWEVER, that the Mortgage Trustee may, if it determines in good faith that such direction would unjustly prejudice the right of non-assenting Mortgage Bondholders, decline to follow such direction.

         The Mortgage Trustee, before proceeding to enforce any of the covenants under the Mortgage, may request security and indemnity, adequate to its satisfaction, against the costs, expenses and liabilities to be incurred in or by reason of such enforcement action.

         Upon occurrence of any of such events of default, the holders of 25% or more of the principal amount of the Mortgage Bonds may declare the principal and interest accrued thereon of all outstanding Mortgage Bonds due and payable for all purposes under the Mortgage.

         The Company is required to furnish annually to the Mortgage Trustee a certificate as to the compliance by the Company with all conditions and covenants under the Mortgage without regard to any period of grace or requirement of notice provided under the Mortgage.

         CONCERNING THE MORTGAGE TRUSTEE: The Company has entered into a revolving credit arrangement with the Mortgage Trustee and a group of lenders under which it may borrow funds from time to time. The Mortgage Trustee also acts as depositary of part of the funds of the Company.

         The Mortgage Trustee is trustee under a nuclear decommissioning trust for the Company's interest in the Nine Mile 2 Plant described in the Incorporated Documents.

DESCRIPTION OF THE UNSECURED NOTES

         GENERAL: The Unsecured Notes will be issued under an indenture, dated as of April 1, 1992 ("Indenture"), between the Company and First Trust of New York, National Association (as successor trustee to Morgan Guaranty Trust Company of New York), as Trustee ("Indenture Trustee"). The summaries herein concerning the Unsecured Notes and the Indenture do not purport to be complete and are qualified in their entirety by express reference to the Indenture.

         The Indenture provides that, in addition to the $35 million aggregate principal amount of debt securities previously issued thereunder and any Unsecured Notes, additional debt securities (including both interest bearing and original issue discount securities) may be issued thereunder, without limitation as to the aggregate principal amount. The Unsecured Notes and all other debt securities issued and hereafter to be issued under the Indenture are collectively referred to as the "Indenture Securities." The Indenture does not limit the amount of other debt, secured or unsecured, which may be issued by the Company. The Unsecured Notes will rank PARI PASSU with all other unsecured indebtedness of the Company.

         Reference is made to the applicable Prospectus Supplement for a description of the following terms of the Offered Notes in respect of which this Prospectus is being delivered: (i) the title of such Offered Notes; (ii) the limit, if any, upon the aggregate principal amount of such Offered Notes; (iii) the rate or rates, or the method of determination thereof, at which such Offered Notes will bear interest, if any; the date or dates from which such interest will accrue; the dates on which such interest will be payable ("Interest Payment Date"); and the regular record dates for the interest payable on such Interest Payment Dates; (iv) the obligation, if any, of the Company to redeem or purchase such Offered Notes pursuant to any sinking fund or analogous provisions or at the option of the holder thereof and the periods within which or the dates on which, the prices at which and the terms and conditions upon which such Offered Notes will be redeemed or purchased, in whole or in part, pursuant to such obligation; (v) the periods within which or the dates on which, the prices at which and the terms and conditions upon which such Offered Notes may be redeemed or repurchased, if any, in whole or in part, at the option of the Company; (vi) if other than denominations of $ 1,000 and any integral multiple thereof, the denominations in which such Offered Notes will be issuable; (vii) whether such Offered Notes are to be issued in whole or in part in the form of one or more global Unsecured Notes and, if so, the identity of the depositary for such global Unsecured Notes; (viii) the terms under which the Offered Notes may be convertible into Common Stock or other securities of the Company and (ix) any other terms of such Offered Notes not inconsistent with the provisions of the Indenture.

         PAYMENT OF NOTES; TRANSFERS, EXCHANGES: Except as may be provided in the applicable Prospectus Supplement, interest, if any, on each Unsecured Note payable on each Interest Payment Date will be paid to the person in whose name such Unsecured Note is registered (the registered holder of any Indenture Security being herein called a "Holder") as of the close of business on the regular record date relating to such Interest Payment Date; PROVIDED, HOWEVER, that interest payable at maturity (whether at stated maturity, upon redemption or otherwise, hereinafter "Maturity") will be paid to the person to whom the principal of such Unsecured Note is paid. However, if there has been a default in the payment of interest on any Unsecured Note, such defaulted interest may be payable to the Holder of such Unsecured Note as of the close of business on a date selected by the Indenture Trustee not more than 15 days and not less than 10 days prior to the date proposed by the Company for payment of such defaulted interest.

         Principal of and premium, if any, and interest, if any, on the Unsecured Notes at Maturity will be payable upon presentation of the Unsecured Notes at the principal corporate trust office of First Trust of New York, National Association, or of any successor paying agent, in New York, New York. The Company may change the place of payment on the Unsecured Notes, may appoint one or more paying agents (including the Company) and may remove any paying agent, all in its discretion. The applicable Prospectus Supplement, or a supplement thereto, will identify any new place of payment and any paying agent appointed and will disclose the removal of any paying agent effected prior to the date of such Prospectus Supplement or supplement thereto.

         The transfer of Unsecured Notes may be registered, and Unsecured Notes may be exchanged for other Unsecured Notes of authorized denominations and of like tenor and aggregate principal amount, at the principal corporate trust office of First Trust of New York, National Association, or any successor transfer agent and registrar, in New York, New York. The Company may change the place for registration of transfer of the Unsecured Notes, may appoint one or more additional security registrars or transfer agents (including the Company) and may remove any security registrar or transfer agent, all in its discretion. The applicable

Prospectus Supplement, or a supplement thereto, will identify any new place for registration of transfer and any additional security registrar or transfer agent appointed and will disclose the removal of any security registrar or transfer agent effected prior to the date of such Prospectus Supplement or supplement thereto. No service charge will be made for any transfer or exchange of the Unsecured Notes, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. The Company will not be required (a) to issue, register the transfer of, or exchange Unsecured Notes during a period of 15 days prior to giving any notice of redemption or (b) to issue, register the transfer of, or exchange any Unsecured Note selected for redemption in whole or in part, except the unredeemed portion of any Unsecured Note being redeemed in part.

         REDEMPTION: Any terms of the optional or mandatory redemption of Offered Notes will be set forth in the applicable Prospectus Supplement. Except as shall otherwise be provided with respect to Offered Notes redeemable at the option of the Holder, such Offered Notes will be redeemable only upon notice, by mail, not less than 30 nor more than 60 days prior to the date fixed for redemption and, if less than all of the Offered Notes of any series, or any tranche thereof, are to be redeemed, the particular Offered Notes will be selected by such method as the Indenture Trustee deems fair and appropriate.

         Any notice of optional redemption may state that such redemption shall be conditional upon the receipt by the Indenture Trustee, on or prior to the date fixed for such redemption, of money sufficient to pay the principal of and premium, if any, and interest, if any, on such Unsecured Notes and that if such money has not been so received, such notice will be of no force or effect and the Company will not be required to redeem such Unsecured Notes.

         EVENTS OF DEFAULT: The following constitute events of default under the Indenture with respect to each series of Indenture Securities outstanding thereunder:

                  (a) failure to pay any interest on any Indenture Security of such series within 60 days after the same becomes due and payable;

                  (b) failure to pay any principal of or premium, if any, on any Indenture Security of such series within three Business Days (as defined in the Indenture) after the same becomes due and payable;

                  (c) failure to perform or breach of any covenant or warranty of the Company in the Indenture (other than a covenant or warranty of the Company in the Indenture solely for the benefit of one or more series of Indenture Securities other than the Unsecured Notes), for 60 days after written notice to the Company by the Indenture Trustee, or to the Company and the Indenture Trustee by the Holders of at least 33% in principal amount of the Indenture Securities of such series outstanding under the Indenture as provided in the Indenture;

                  (d) a default under any evidence of indebtedness by the Company (including a default with respect to any series of Unsecured Notes or Mortgage Bonds), or a default under any instrument under which there may be issued any such indebtedness (including the Indenture and the Mortgage), in each case aggregating in excess of $5 million, which default shall constitute a failure to pay the principal of such indebtedness when due and payable (after the expiration of any applicable grace period) or shall have resulted in the acceleration of when such indebtedness becomes due and payable if (i) either the Indenture Trustee, or at least 10% in principal amount of any outstanding series of Unsecured Notes, shall have given the Company notice of such default and (ii) within 10 days of said notice, such indebtedness is not discharged or such acceleration is not rescinded or annulled;

                  (e)   certain    events   of    bankruptcy,    insolvency   or
         reorganization; and

                  (f) any other event of default specified with respect to Indenture Securities of such series.

         REMEDIES: If an event of default with respect to any series of Indenture Securities occurs and is continuing, then either the Indenture Trustee or the Holders of not less than 33% in principal amount of the outstanding Indenture Securities of such series may declare the principal amount (or if the Indenture Securities of such series are discount notes or similar Indenture Securities, such portion of the principal amount as may be specified in the applicable Prospectus Supplement) of all of the Indenture Securities of such series to be due and payable immediately; PROVIDED, HOWEVER, that if such an event of default occurs and is continuing with respect to more than one series of Indenture Securities, the Indenture Trustee or the Holders of not less than 33% in aggregate principal amount of the outstanding Indenture Securities of all such series, considered as one class, may make such declaration of acceleration and not the Holders of the Indenture Securities of any one of such series.

         At any time after the declaration of acceleration with respect to the Indenture Securities of any series has been made and before a judgment or decree for payment of the money due has been obtained, the event or events of default giving rise to such declaration of acceleration will, without further act, be deemed to have been waived, and such declaration and its consequences will, without further act, be deemed to have been rescinded and annulled, if

                  (a) the Company has paid or deposited with the Indenture Trustee a sum sufficient to pay

                    (1) all overdue interest on all Indenture Securities of such series;

                    (2) the  principal of and premium,  if any, on any Indenture
                Securities of such series which have become due otherwise than by such declaration of acceleration and interest thereon at the rate or rates prescribed therefor in such Indenture Securities;

                    (3) interest upon overdue interest at the rate or rates prescribed therefor in such Indenture Securities, to the extent that payment of such interest is lawful; and

                    (4) all  amounts  due to the  Indenture  Trustee  under  the
                Indenture; and

                  (b) any other event or events of default with respect to the Indenture Securities of such series, other than the nonpayment of the principal of the Indenture Securities of such series which has become due solely by such declaration of acceleration, have been cured or waived as provided in the Indenture.

         If any such event of default with respect to the Indenture Securities of any series occurs and is continuing, the Holders of a majority in principal amount of the outstanding Indenture Securities of such series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Indenture Trustee, or exercising any trust or power conferred on the Indenture Trustee, with respect to the Indenture Securities of such series; PROVIDED, HOWEVER, that if such an event of default occurs and is continuing with respect to more than one series of Indenture Securities, the Holders of a majority in aggregate principal amount of the outstanding Indenture Securities of all such series, considered as one class, will have the right to make such direction, and not the Holders of the Indenture Securities of any one of such series; and provided, further, that
(a) such direction will not be in conflict with any rule of law or with the Indenture and could not involve the Indenture Trustee in personal liability in circumstances where reasonable indemnity would not be adequate, (b) the Indenture Trustee may take any other action it deems proper which is not inconsistent with such direction, and (c) the Indenture Trustee shall not be obligated to take any action unduly prejudicial to Holders not joining in such direction. The right of a Holder of any Indenture Security of such series to institute a proceeding with respect to the Indenture is subject to certain conditions precedent, but each Holder has an absolute right to receive payment of principal and premium, if any, and interest, if any, when due and to institute suit for the enforcement of any such payment. The Indenture provides that the Indenture Trustee, within 90 days after the occurrence of any default thereunder with respect to the Indenture Securities of a series, is required to give the Holders of the Indenture Securities of such series notice of any default known to it, unless cured or waived; PROVIDED, HOWEVER, that, except in the case of a default in the payment of principal of or premium, if any, or interest, if any, on any Indenture Securities of such series, the Indenture Trustee may withhold such notice if the Indenture Trustee determines that it is in the interest of such Holders to do so; and provided, further, that in the case of such an event of default of the character specified above in clause (c) under "Securities--Description of the Unsecured Notes--Events of Default," no such notice shall be given to such Holders until at least 75 days after the occurrence thereof.

         The Company will be required to furnish annually to the Indenture Trustee a statement as to the performance by the Company of certain of its obligations under the Indenture and as to any default in such performance.

         COVENANTS: MAINTENANCE OF PROPERTY; PRESERVATION OF RIGHTS; CONSOLIDATION, OR MERGER, ETC; NEGATIVE PLEDGE: The Company will cause (or, with respect to property owned in common with others, make reasonable effort to cause) all its properties used or useful in the conduct of its business to be maintained and kept in good condition, repair and working order, ordinary wear and tear excepted, and will cause (or with respect to property owned in common with others make reasonable effort to cause) to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as, in the judgment of the Company, may be necessary so that the business carried on in connection therewith may be properly conducted; PROVIDED, HOWEVER, that the foregoing shall not prevent the Company from discontinuing, or causing the discontinuance of, the operation and maintenance of any of its properties if such discontinuance is, in the judgment of the Company, desirable in the conduct of its business.

         Subject to the provisions described in the next paragraph, the Company will do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence and rights (charter and statutory) and franchises of the Company; provided, however, that the Company shall not be required to preserve any such right or franchise if, in the judgment of the Company, (i) preservation thereof is no longer desirable in the conduct of the business of the Company and (ii) the loss thereof does not adversely affect the interests of the Holders in any material respect.

         The Company will not consolidate with or merge into any other corporation or corporations or convey, transfer or lease its properties and assets substantially as an entirety to any person or persons unless (a) the corporation or corporations formed by such consolidation or into which the Company is merged or the person or persons which acquires by conveyance or transfer, or which leases, the properties and assets of the Company substantially as an entirety, expressly assumes, by supplemental indenture, the due and punctual payment of the principal of and premium, if any, and interest, if any, on all the outstanding Indenture Securities and the performance of all of the covenants of the Company under the Indenture, (b) immediately after giving effect to any such transaction no event of default, and no event which after notice or lapse of time would become an event of default, will have occurred and be continuing, and (c) the Company will have delivered to the Indenture Trustee an Officers' Certificate and an Opinion of Counsel as provided in the Indenture.

         The Company will not incur or permit to exist any mortgage, lien, pledge, charge or encumbrance of any kind (other than "Excepted Encumbrances") upon its property (other than "Excepted Property") to secure indebtedness without equally and ratably securing the outstanding Indenture Securities of all series, including the Unsecured Notes; PROVIDED, HOWEVER, that this restriction shall not apply in certain circumstances, including the pledging by the Company of assets in connection with the incurrences of indebtedness in aggregate principal amount not exceeding 3% of the Company's net tangible utility assets at any time outstanding. "Excepted Encumbrances" includes, among other things, the following: (i) liens for taxes not delinquent and being contested in good faith by the Company; (ii) easements, rights of way, restrictions or reservations in the Company's property for, among other things, roads, utility transmission and distribution facilities and other utility rights of way and immaterial defects in title; (iii) purchase money mortgages on property acquired after the date of the Indenture; (iv) liens existing on assets prior to the acquisition thereof; (v) the lien of the Mortgage (accordingly, there is no restriction in the Indenture on additional issuances of Mortgage Bonds); and
(vi) liens arising out of the refinancing, extension renewal or refunding of indebtedness secured by any lien permitted as certain Excepted Encumbrances, including by any of the foregoing clauses (iii), (iv) and (v). "Excepted Property" generally means personal property used in the ordinary business of the Company, including cash, accounts receivable, stock in trade, products generated or purchased by the Company, office equipment, motor vehicles, fuel, and gas.

         MODIFICATION OF INDENTURE: Without the consent of any Holders of Indenture Securities, the Company and the Indenture Trustee may enter into one or more supplemental indentures for any of the following purposes:

                  (a) to evidence the succession of another person to the Company and the assumption by any such successor of the covenants of the Company in the Indenture and the Indenture Securities; or

                  (b) to add to the covenants of the Company for the benefit of the Holders of all or any series of outstanding Indenture Securities or to surrender any right or power conferred upon the Company by the Indenture; or

                  (c) to add any additional events of default with respect to all or any series of outstanding Indenture Securities; or

                  (d) to change or eliminate any provision of the Indenture or to add any new provision to the Indenture; PROVIDED that if such change, elimination or addition will adversely affect the interests of the Holders of Indenture Securities of any series in any material respect, such change, elimination or addition will become effective with respect to such series only when there is no Indenture Security of such series remaining outstanding under the Indenture; or

                  (e)  to  provide   collateral   security  for  the   Indenture
         Securities; or

                  (f) to establish the form or terms of Indenture Securities of any series as permitted by the Indenture; or

                  (g) to evidence and provide for the acceptance of appointment of a successor Indenture Trustee under the Indenture with respect to the Indenture Securities of one or more series and to add to or change any of the provisions of the Indenture as shall be necessary to provide for or to facilitate the administration of the trusts under the Indenture by more than one trustee; or

                  (h) to provide for the procedures required to permit the utilization of a noncertificated system of registration for any series of Indenture Securities; or

                  (i) to change any place where (1) the principal of and premium, if any, and interest, if any, on Indenture Securities of any series, or any tranche thereof, shall be payable, (2) any Indenture Securities of any series, or any tranche thereof, may be surrendered for registration of transfer, (3) Indenture Securities of any series, or any tranche thereof, may be surrendered for exchange, and (4) notices and demands to or upon the Company in respect of the Indenture Securities of any series, or any tranche thereof, and the Indenture may be served; or

                  (j) to cure any ambiguity or inconsistency or to make any other provisions with respect to matters or questions arising under the Indenture, PROVIDED such provisions shall not adversely affect the interests of the Holders of Indenture Securities of any series in any material respect.

         Without limiting the generality of the foregoing, if the Trust Indenture Act is amended after the date of the Indenture to require changes to the Indenture or the incorporation therein of additional provisions or permit changes to, or the elimination of, provisions which, at the date of the Indenture or at any time thereafter, are required by the Trust Indenture Act to be contained in the Indenture, the Company and the Indenture Trustee may, without the consent of any Holders, enter into one or more supplemental indentures to effect or reflect any such change, incorporation or elimination.

         The consent of the Holders of not less than a majority in principal amount of the Indenture Securities of all series then outstanding under the Indenture, considered as one class, is required for the purpose of adding any provisions to, or changing in any manner or eliminating any of the provisions of, the Indenture pursuant to an indenture or supplemental indenture; PROVIDED, HOWEVER, THAT if less than all of the series of Indenture Securities outstanding under the Indenture are directly affected by a supplemental indenture, then the consent only of the Holders of a majority in aggregate principal amount of the outstanding Indenture Securities of all series so directly affected, considered as one class, will be required; and PROVIDED, FURTHER, that if the Indenture Securities of any series shall have been issued in more than one tranche and if the proposed supplemental indenture shall directly affect the rights of the Holders of Indenture Securities of one or more, but less than all, of such tranches, then the consent only of the Holders of a majority in aggregate principal amount of the Indenture Securities outstanding of all tranches so directly affected, considered as one class, shall be required; and PROVIDED, FURTHER, that no such supplemental indenture will, without the consent of the Holder of each Indenture Security outstanding under the Indenture of each such series or tranche directly affected thereby, (a) change the stated maturity of, or any installment of principal of or the rate of interest on (or the amount of any installment of interest on), any Indenture Security, or reduce the principal thereof or redemption premium thereon, if any, or change the amount payable upon acceleration of a discount note or method of calculating the rate of interest thereon, or otherwise modify certain terms of payment of the principal thereof or interest or premium thereon, (b) reduce the percentage in principal amount of the Indenture Securities outstanding under such series or tranche required to consent to any supplemental indenture or waiver under the Indenture or to reduce the requirements for quorum and voting, or (c) modify certain of the provisions in the Indenture relating to supplemental indentures, waivers of certain covenants and waivers of past defaults.

         A supplemental indenture which changes or eliminates any covenant or other provision of the Indenture which has expressly been included solely for the benefit of one or more particular series of Indenture Securities or of one or more tranches thereof, or which modifies the rights of the Holders of Indenture Securities of such series or tranche with respect to such covenant or other provision, shall be deemed not to affect the rights under the Indenture of the Holders of any other Indenture Securities.

         DEFEASANCE: The Indenture Securities of any series, or any portion of the principal amount thereof, will be deemed to have been paid for purposes of the Indenture (except as to any surviving rights of registration of transfer or exchange expressly provided for in the Indenture), and the entire indebtedness of the Company in respect thereof will be deemed to have been satisfied and discharged, if there shall have been irrevocably deposited with the Indenture Trustee, in trust: (a) money in the amount which will be sufficient, or (b) Government Obligations (as defined below), which do not contain provisions permitting the redemption or other prepayment thereof at the option of the issuer thereof, the principal of and the interest on which when due, without any regard to reinvestment thereof, will provide monies which, together with the money, if any, deposited with or held by the Indenture Trustee, will be sufficient, or (c) a combination of (a) and (b) which will be sufficient, to pay when due the principal of and premium, if any, and interest, if any, due and to become due on such Indenture Securities or portions thereof on and prior to the maturity thereof. For this purpose, "Government Obligations" include direct obligations of, or obligations unconditionally guaranteed by, the United States of America entitled to the benefit of the full faith and credit thereof and certificates, depositary receipts or other instruments which evidence a direct ownership interest in such obligations or in any specific interest or principal payments due in respect thereof.

         As a condition to defeasing the Offered Notes as described above, the Company is obligated to obtain a legal opinion to the effect that the defeasance of the Offered Notes will be tax free to the Holders of the Offered Notes to be defeased.

DESCRIPTION OF NEW PREFERRED STOCK

         The following statements are brief summaries of certain provisions with respect to the Serial Preferred Stock of the Company and the New Preferred Stock contained in the Company's Restated Certificate of Incorporation, as amended and as proposed to be amended ("Certificate of Incorporation"), filed as Exhibits to the Registration Statement of which this Prospectus is a part. These summaries do not purport to be complete and reference is made to said Exhibits for complete statements of such provisions.

         TERMS OF NEW PREFERRED STOCK: Reference is made to the applicable Prospectus Supplement which accompanies this Prospectus for the following terms and other information with respect to the New Preferred Stock being offered thereby: (1) the number of shares, and designation and series of such New Preferred Stock; (2) the dividend rate or method of calculation thereof; and (3) any redemption terms, sinking fund requirements, or other specific terms applicable to the New Preferred Stock.

         GENERAL: The Certificate of Incorporation authorizes a total of 31,200,000 shares, consisting of 1,200,000 shares of Serial Preferred Stock having a par value of $ 100 per share ("Serial Preferred Stock") and 30,000,000 shares of Common Stock having a par value of $5 per share ("Common Stock"). The Serial Preferred Stock is issuable from time to time in one or more series. The number of shares of each such series to be issued shall be determined by the Board of Directors of the Company. The New Preferred Stock will constitute one or more new series of the Serial Preferred Stock of the Company. In addition to the New Preferred Stock, there are presently authorized eight series of Serial Preferred Stock of which an aggregate of 810,300 shares were issued and outstanding as of December 31, 1994.

         DIVIDEND RIGHTS: Before any dividends on the Common Stock shall be paid or set apart for payment, holders of outstanding Serial Preferred Stock, including the New Preferred Stock, are entitled to cumulative preferential dividends when and as declared by the Board of Directors from the surplus of the Company at the dividend rate (or method of calculation thereof) set forth in the applicable Prospectus Supplement. Unless otherwise set forth in the applicable Prospectus Supplement, dividend payment dates for the New Preferred Stock will be the first days of January, April, July and October in each year. Unless otherwise set forth in the applicable Prospectus Supplement, dividends shall accrue from the date of original issuance. The holders of the New Preferred Stock shall not be entitled to receive any dividends in excess of cumulative dividends and no interest shall accrue upon dividends in arrears.

         Dividends in full shall not be declared and set apart for payment or paid on the Serial Preferred Stock of any series for any dividend period unless dividends in full have been or are contemporaneously declared and set apart for payment or paid on the Serial Preferred Stock of all series then outstanding for all the dividend periods terminating on the same or an earlier date. When the stated dividends are not paid in full the shares of all series of the Serial Preferred Stock shall share ratably in the payment of dividends, including accumulations, if any, in accordance with the sums which would be payable on said shares if all dividends were declared and paid in full.

         There is no provision restricting the repurchase or redemption of any series of Serial Preferred Stock by the Company when dividends are in arrears.

         VOTING RIGHTS: Unless at any time dividends on any series of New Preferred Stock shall not have been paid for periods aggregating one year or more, the holders of such stock will not, except as otherwise provided by law, have any voting powers whatever with respect to such series of New Preferred Stock held by them, except that the holders of such stock will be entitled to vote or act separately as a class with respect to any proposal to authorize any amendment of the Certificate of Incorporation which alters the preferences of outstanding shares of such series of New Preferred Stock or which authorizes shares having preferences which are in any respect superior to the preferences of the outstanding shares of such series of New Preferred Stock or which increases the authorized amount of the Serial Preferred Stock, and the consent or affirmative vote of the holders of record of two-thirds of the outstanding shares of such series of New Preferred Stock will be required for any such amendment. In case at any time dividends on any series of New Preferred Stock shall not have been paid in full for periods aggregating one year or more, then and until all dividends accrued upon such series of New Preferred Stock shall have been paid, the holders of such series of New Preferred Stock (a) will have the right, together with the holders of all other Serial Preferred Stock in respect to which the same right shall be conferred, to elect a majority of the members of the Board of Directors of the Company, and (b) as to all matters other than the election of directors, shall have the same voting rights as the holders of Common Stock except as to matters with respect to which they are given the right to vote separately as a class.

         The voting rights of the New Preferred Stock will be substantially similar to those of the other series of Serial Preferred Stock. The holders of the Common Stock are entitled to one vote for each share of such Common Stock at all shareholders' meetings. See "Securities--Description of Common Stock--Voting Rights" below.

         LIQUIDATION RIGHTS: The holders of each series of New Preferred Stock will be entitled to receive before any payment or distribution of the assets of the Company shall be made to the holders of the Common Stock (a) (i) an amount equal to the then applicable optional redemption price for such series upon any voluntary dissolution, liquidation or winding up of the Company resulting in a distribution of assets to its shareholders, or (ii) if at the time such series of New Preferred Stock shall not be redeemable, the amount, if any, set forth in the applicable Prospectus Supplement and (b) the sum of $100 per share upon any involuntary dissolution, liquidation or winding up of the Company resulting in a distribution of assets to its shareholders, plus in each case accrued dividends, if any. The consolidation or merger of the Company with or into any other corporation or corporations shall not be deemed to be a dissolution, liquidation or winding up of the Company unless the effect thereof shall be to cause a distribution of assets among its shareholders. After such payments to the holders of the New Preferred Stock and preferential payments, if any, to holders of other Serial Preferred Stock, holders of Common Stock will be entitled to receive the remaining assets of the Company in proportion to the number of shares held by them respectively.

         If the assets distributable upon the dissolution, liquidation or winding up of the Company shall be insufficient to permit the payment to the holders of the Serial Preferred Stock of the full amount payable thereon, then said assets shall be distributed ratably among the holders of the respective series of Serial Preferred Stock in accordance with the sums which would be payable on such dissolution, liquidation or winding up, if all sums payable were discharged in full.

         PREEMPTIVE OR OTHER SUBSCRIPTION RIGHTS: No holder of any Serial Preferred Stock has any preemptive rights.

         CONVERSION RIGHTS: None of the Serial Preferred Stock of any series has any conversion rights.

         CALLS AND ASSESSMENTS: The New Preferred Stock when duly issued will be fully paid and non-assessable and the holders of such shares will not be liable to any further calls on unpaid installments or to assessments by the Company.

         ADDITIONAL SERIAL PREFERRED STOCK: Additional Serial Preferred Stock may be issued from time to time in series when authorized by the Company's Board of Directors, up to the number of authorized but unissued shares of Serial Preferred Stock set forth in the Certificate of Incorporation. The series designation, dividend rate (or method of determining dividend rate), dividend payment dates, amounts to be paid upon voluntary or involuntary dissolution, liquidation or winding-up of the Company, redemption prices and terms, if any, and other terms, restrictions and qualifications of each series shall be determined by the Board of Directors to the extent not fixed by the Certificate of Incorporation. The holders of any subsequent series of Serial Preferred Stock shall not be given voting powers greater than those of the holders of the presently outstanding Serial Preferred Stock or the New Preferred Stock or the privilege of purchasing or subscribing for any shares of the Company or any securities convertible into shares of the Company or of exchanging shares of such series for shares of any other class or of any other series of the same or any other class unless the same powers and privileges are given to the holders of all of the Serial Preferred Stock then outstanding including the New Preferred Stock.

         TRANSFER  AGENT:  The  Transfer  Agent  and  Registrar  of  the  Serial
Preferred Stock is First Chicago Trust Company of New York, P.O. Box 2550, Jersey City, New Jersey 07303-2550.

DESCRIPTION OF DEPOSITARY PREFERRED SHARES AND DEPOSITARY RECEIPTS

         If  Depositary  Preferred  Shares  are  issued  in  respect  of the New
Preferred Stock, the Depositary Preferred Shares will be evidenced by certificates ("Depositary Receipts") issuable pursuant to a proposed agreement ("Deposit Agreement") among the Company, a financial institution to be named in the applicable Prospectus Supplement, as Depositary ("Depositary"), and the holders from time to time of the Depositary Receipts. Each Depositary Preferred Share will represent 1/4 of a share of the New Preferred Stock deposited under the Deposit Agreement. Each owner of a Depositary Preferred Share will be entitled, proportionally, to all of the rights and preferences of the New Preferred Stock (including dividends and redemption, sinking fund, liquidation and voting rights) contained in the Certificate of Incorporation and summarized under "Securities--Description of New Preferred Stock" herein and "Supplemental Description of New Preferred Stock" in the applicable Prospectus Supplement.

         Reference is made to the proposed form of Deposit Agreement which is filed as an Exhibit to the Registration Statement of which this Prospectus is a part for complete statements of the provisions of the Depositary Preferred Shares and Depositary Receipts and the following summary of certain of the provisions thereof is qualified in its entirety by reference to such exhibit.

         WITHDRAWAL OF NEW PREFERRED STOCK: Upon surrender at the office of the Depositary, at the location to be set forth in the applicable Prospectus Supplement, of Depositary Receipts and payment by the holder of record of such Depositary Receipts of the fees and charges of the Depositary described in "Charges of Depositary" below, and subject to the Deposit Agreement, an owner of Depositary Preferred Shares is entitled to delivery at such office, to or upon the order of such owner, of the New Preferred Stock and any other property at the time represented by such Depositary Preferred Shares. Upon such surrender, an owner of Depositary Preferred Shares will be entitled to receive whole shares of the New Preferred Stock on a four- for-one basis and Depositary Receipts for fractional interests in the New Preferred Stock. If the Depositary Receipts delivered by the holder evidence a number of Depositary Preferred Shares in excess of the number of whole shares of New Preferred Stock to be withdrawn, the Depositary will deliver to such holder at the same time a new Depositary Receipt evidencing such excess number of Depositary Preferred Shares.

         STOCK EXCHANGE LISTING: The New Preferred Stock will not be listed on any stock exchange and it is anticipated that there will be no public trading market for the New Preferred Stock except as may be represented by the Depositary Preferred Shares. Reference is made to the applicable Prospectus Supplement for information on whether application will be made to list any Depositary Preferred Shares on the NYSE.

         ISSUANCE OF DEPOSITARY PREFERRED SHARES: Immediately following the issuance of New Preferred Stock to be represented by Depositary Preferred Shares, the Company will deposit such New Preferred Stock with the Depositary. The Depositary will, upon deposit of such New Preferred Stock and subject to the terms of the Deposit Agreement relating to transfer, execute and deliver to the person specified by the depositor the number of Depositary Preferred Shares issuable in respect of such deposit.

         The Depositary may also require the assignment of dividends or other property which may be or become payable in respect of the New Preferred Stock presented for deposit or, in lieu of such assignment, a satisfactory indemnity agreement. The New Preferred Stock may be deposited while the register of stockholders of the Company is closed, subject to compliance with the Deposit Agreement.

         REDEMPTION AND SINKING FUND: The Depositary Preferred Shares are redeemable simultaneously with and on the same terms and conditions as the underlying New Preferred Stock whether pursuant to optional or mandatory
(including sinking fund, if any) redemption provisions. Whenever the Company shall be required to or shall elect to redeem shares of the underlying New Preferred Stock, the Depositary will redeem, as provided in the Deposit Agreement and subject to the simultaneous redemption of the underlying shares of New Preferred Stock, that number of Depositary Preferred Shares as shall represent the number of shares of the New Preferred Stock to be redeemed by the Company from the Depositary, subject to not less than 30 days' prior notice to the owners of the Depositary Preferred Shares to be redeemed. In case less than all of the Depositary Preferred Shares are to be redeemed, the Depositary Preferred Shares to be redeemed shall be selected by the Depositary by lot or substantially equivalent method. See "Securities-- Description of New Preferred Stock" herein and "Supplemental Description of New Preferred Stock" in the applicable Prospectus Supplement.

         DIVIDENDS AND OTHER DISTRIBUTIONS: The Depositary will distribute all cash dividends or other cash distributions received in respect of the New Preferred Stock to the record holders of Depositary Receipts in proportion, insofar as practicable, to the number of Depositary Preferred Shares owned by such holders.

         VOTING THE UNDERLYING NEW PREFERRED STOCK: Upon receipt of notice of any meeting at which the holders of the New Preferred Stock are entitled to vote, the Depositary will mail the information contained in such notice of meeting to the record holders of Depositary Receipts. The record holders of Depositary Receipts on the record date will be entitled to instruct the Depositary in writing as to the exercise of the voting rights pertaining to the amount of the New Preferred Stock represented by their respective Depositary Preferred Shares. Because the New Preferred Stock will have one vote per share, the holders of the Depositary Preferred Shares will have 1/4th vote per share. The Depositary will endeavor, insofar as practicable, to vote the amount of the New Preferred Stock represented by such Depositary Preferred Shares in accordance with such instructions, and the Company has agreed to take all action which may be deemed necessary by the Depositary in order to enable the Depositary to do so. The Depositary will abstain from voting the New Preferred Stock to the extent that it does not receive specific instructions from the owners of the Depositary Preferred Shares. The owners of the Depositary Preferred Shares shall have no greater voting rights than the holders of the New Preferred Stock. The holders of New Preferred Stock will be entitled to vote, as a class together with any other series of preferred stock of the Company similarly affected, as provided above in "Securities--Description of New Preferred Stock--Voting Rights."

         RECORD DATE: Whenever any cash dividend or other cash distribution becomes payable, any distribution other than cash is made, or any rights, preferences or privileges are at any time offered with respect to the underlying New Preferred Stock, or the Depositary receives notice of any meeting at which holders of such New Preferred Stock are entitled to vote, the Depositary will in each such instance fix a record date (which shall be the same date as the record date for the New Preferred Stock) for the determination of the holders of Depositary Receipts who are entitled to receive such dividend, distribution, rights, preferences or privileges or the net proceeds of the sale thereof, or to give instructions for the exercise of voting rights at any such meeting or to receive notice of such meeting.

         AMENDMENT AND TERMINATION OF THE DEPOSIT AGREEMENT: The form of the Depositary Receipts and any provision of the Deposit Agreement may at any time be amended by agreement between the Company and the Depositary. Any amendment which imposes or increases any fees, taxes or charges upon owners of Depositary Preferred Shares (other than taxes and other charges, fees and telecopier or delivery expenses payable by owners of Depositary Preferred Shares as stated below under "Securities--Description of Depositary Preferred Shares and Depositary Receipts--Charges of Depositary"), or which otherwise prejudices any substantial existing right of the holders of Depositary Receipts, will not take effect as to outstanding Depositary Receipts until the expiration of 90 days after notice of such amendment has been given to the record holders of outstanding Depositary Receipts.

         Whenever directed by the Company, the Depositary will terminate the Deposit Agreement by mailing notice of such termination to the holders of all outstanding Depositary Preferred Shares at least 30 days prior to the date of termination. Upon termination of the Deposit Agreement, the record holders of outstanding Depositary Receipts shall exchange such Depositary Receipts for shares of the underlying New Preferred Stock, provided that no fractional shares of New Preferred Stock will be issued and, in lieu thereof, each holder otherwise entitled to a fractional share of New Preferred Stock shall be paid cash in an amount equal to the redemption price attributable to the fractional shares. If any Depositary Receipts remain outstanding after the date of termination, the Depositary thereafter will discontinue the transfer of Depositary Receipts, will suspend the distribution of dividends to the owners thereof, and will not give any further notices (other than notices of such termination) or perform any further acts under the Deposit Agreement except that the Depositary will continue (i) to collect dividends and other distributions pertaining to the New Preferred Stock held by the Depositary and (ii) to deliver New Preferred Stock together with such dividends and distributions and the net proceeds of any sales of rights, preferences, privileges or other property in exchange for Depositary Receipts surrendered to the Depositary. At any time after the expiration of two years from the date of termination, the Depositary shall, at the direction of the Company, sell the New Preferred Stock then held by it at public or private sale, at such place or places and upon such terms as the Company deems proper and may thereafter hold the net proceeds of any such sale, together with any money and other property then held by it, without liability for interest thereon, for the pro rata benefit of the holders of Depositary Receipts which have not been surrendered. Within 60 days after the first anniversary of the date of such sale, the Depositary shall pay to the Company any of such proceeds which have not been claimed by the holders of Depositary Receipts.

         CHARGES OF DEPOSITARY: All charges in connection with the initial issuance of the Depositary Preferred Shares will be borne by the Company. Pursuant to Section 5.08 of the Deposit Agreement, the Company will pay all other fees and charges of the Depositary except for fees of the Depositary for the withdrawal of New Preferred Stock, taxes (including transfer taxes, if any) and other governmental charges payable in connection with the Depositary Preferred Shares, and such telecopier and delivery charges as are expressly provided in the Deposit Agreement to be at the expense of holders of Depositary Receipts. All such fees and charges described in the preceding sentence shall be paid by the holders of Depositary Receipts (except as otherwise provided in said
Section 5.08).

         To the extent the fees of the Depositary are not to be paid by the Company pursuant to Section 5.08 of the Deposit Agreement, the Depositary will charge the parties to whom Depositary Receipts or shares of New Preferred Stock are delivered a fee of $25.00 for each transaction involving the withdrawal of New Preferred Stock.

         GENERAL: The Depositary will make available for inspection by owners of Depositary Preferred Shares at its office, at the location to be set forth in the applicable Prospectus Supplement, all reports and communications from the Company which are made generally available to the holders of its New Preferred Stock and will send to owners of Depositary Preferred Shares copies of all notices and reports required to be sent to the owners of New Preferred Stock.

         Neither the Depositary nor the Company will be liable if it is prevented or delayed by law or any circumstances beyond its control in performing its obligations under the Deposit Agreement. The obligations of the Company and the Depositary under the Deposit Agreement are limited to performance in good faith of their duties thereunder and they are not obligated to prosecute or defend any legal proceeding in respect of any Depositary Preferred Shares or underlying New Preferred Stock unless satisfactory indemnity is furnished. They may rely upon advice or information from counsel, accountants or other persons believed to be competent and on documents believed to be genuine. The Depositary is not responsible for any failure to carry out any instructions to vote, provided it acts in good faith, and it may deal in any class of securities of the Company and in the Depositary Preferred Shares.

         The Depositary may from time to time appoint Depositary's Agents (which may include the Company) for purposes of the Deposit Agreement.

         The Depositary may resign or be removed by the Company, effective upon the acceptance by its successor depositary of its appointment.

         Unless otherwise set forth in the applicable Prospectus Supplement, the Depositary will act as Transfer Agent and, if listed on the NYSE, the Registrar of the Depositary Receipts.

COMMON STOCK DIVIDENDS AND PRICE RANGE

         The following table sets forth the reported high and low sale prices of the Company's Common Stock as reported by THE WALL STREET JOURNAL for, and the dividends per share declared in, the periods indicated:

                                                                        Dividend
                                                                          Per
Year                                           High          Low         Share
----                                           ----          ---         -----
1993 (1Q)..................................   34 1/4        30 5/8        .50
     (2Q)..................................   34 1/2        30 5/8        .515
     (3Q)..................................   35 5/8        34            .515
     (4Q)..................................   34 3/8        28 3/8        .515
1994 (1Q)..................................   30 3/8        27 7/8        .515
     (2Q)..................................   29 3/4        25 3/4        .52
     (3Q)..................................   27 5/8        23            .52
     (4Q)..................................   26 1/2        22 7/8        .52
1995 (1Q) (through March 27, 1995).........   27 3/4        25 3/4        .52


The Company and its principal predecessors have paid dividends on its Common Stock in each year since 1903. While the Board of Directors of the Company intends to continue the practice of paying dividends quarterly, the amounts and dates of such dividends as may be declared will be based on all the facts and circumstances known at the time of consideration of such declaration. For a recent closing sale price of the Common Stock, as reported on the NYSE, see the cover page of the applicable Prospectus Supplement.

         The Company maintains an Automatic Dividend Reinvestment and Stock Purchase Plan ("Dividend

Reinvestment Plan") available for shareholders of record. Under the Dividend Reinvestment Plan, dividends on the shares owned by the shareholder are automatically reinvested in the Company's Common Stock. The shareholder may also make additional cash payments (not exceeding $10,000 per quarter) for the purchase of Common Stock under the Dividend Reinvestment Plan. All expenses of the Dividend Reinvestment Plan are paid by the Company. Shares are purchased on behalf of participants in the Dividend Reinvestment Plan either on the open market or directly from the Company, or a combination of both, as the Company shall elect. Shares purchased directly from the Company consist of authorized but unissued shares of Common Stock. The foregoing is only a summary of the Dividend Reinvestment Plan. Details are contained in the Prospectus relating to the Dividend Reinvestment Plan, which can be obtained by writing to the Director of Shareholder Relations, Central Hudson Gas & Electric Corporation, 284 South Avenue, Poughkeepsie, New York 12601-4879.

         The Company has a Customer Stock Purchase Plan to provide its residential customers with a convenient method of purchase and sale of shares of the Company's Common Stock. Shares are purchased on behalf of participants in such Plan either on the open market or directly from the Company, or a combination of both, as the Company shall elect. Shares purchased directly from the Company consist of authorized but unissued shares of Common Stock.

         The Company also maintains for employees an Employee Stock Purchase Plan which provides for the acquisition of shares of the Company's Common Stock in the open market.

DESCRIPTION OF COMMON STOCK

         The statements set forth below are brief summaries of certain provisions contained in the Certificate of Incorporation, and in the Company's 4.85% Promissory Notes, due December 1, 1995, which are exhibits to the Registration Statement to which this Prospectus is a part. Such statements do not purport to be complete and reference is made to said exhibits for complete statements of such provisions.

         TERMS OF ADDITIONAL COMMON STOCK: Reference is made to the applicable Prospectus Supplement which accompanies this Prospectus for the following terms and other information with respect to the Additional Common Stock being offered thereby: (1) the number of shares of such Additional Common Stock; (2) the initial public offering price; and (3) any other specific terms applicable to the offering of such Additional Common Stock.

         DIVIDEND RIGHTS: Subject to the limitations set forth in the following paragraph, the Board of Directors may declare dividends upon the Common Stock payable out of the retained earnings remaining after full cumulative dividends upon the Company's Serial Preferred Stock shall have been paid or a sum sufficient for the payment thereof shall have been set apart or appropriated for such payment.

         LIMITATIONS ON THE PAYMENT OF DIVIDENDS: The Company's 4.85% Promissory Notes, due December 1, 1995, contain limitations upon the right of the Company to declare or pay any dividend or make any other distribution on (other than dividends or distributions payable in Common Stock), or acquire for a consideration, any shares of its Common Stock unless specified conditions are satisfied. At December 31, 1994, the amount of retained earnings available for dividends on the Company's Common Stock under the provisions of said 4.85% Promissory Notes was $70,870,373.

         VOTING RIGHTS: The holders of the Common Stock are entitled to one vote for each share of such

Common Stock at all shareholders' meetings and, except as hereinafter stated, have the only voting rights. Such voting rights are non-cumulative.

         As set forth in the Certificate of Incorporation, the holders of each series of Serial Preferred Stock shall at all times be entitled to vote or act separately as a class with respect to any proposal to authorize any amendment of the Certificate of Incorporation which affects the preferences of outstanding shares of each such series. In addition, if, at any time, dividends on any series of outstanding Serial Preferred Stock shall not have been paid in full for periods aggregating one year or more, then, and until full cumulative dividends thereon shall have been paid, the holders of such series shall have certain voting rights as specified in the Certificate of Incorporation, including the right to elect a majority of the members of the Board of Directors of the Company. See "Securities--Description of New Preferred Stock--Voting Rights" above.

         LIQUIDATION RIGHTS: Upon the dissolution, liquidation or winding up of the Company resulting in a distribution of assets to its shareholders, the holders of the Common Stock are entitled to receive the remaining assets of the Company in proportion to the number of shares held by them respectively, after the payments have been made to the holders of each issue of the Serial Preferred Stock as required by the Certificate of Incorporation.

         PREEMPTIVE OR OTHER SUBSCRIPTION RIGHTS: No holder of Common Stock or outstanding Serial Preferred Stock has any preemptive rights.

         FAIR PRICE PROVISION: The Certificate of Incorporation contains a "fair price" provision designed generally to assure that all shareholders receive the same price and/or equal treatment for their shares of Common Stock upon an offer for the Company's Common Stock under a proposed business combination. The Company's "fair price" provision prohibits certain business combinations with the controlling or substantial shareholder unless (i) the minimum price and procedural requirements are satisfied, (ii) a majority of disinterested directors approve the transaction, or (iii) the required supermajority shareholder vote is obtained, consisting of the affirmative vote of at least 80% of the Company's voting shares, in which vote at least two-thirds of the disinterested shareholders approve the transaction. Such provision supplements the "fair price" protection available under the New York Business Corporation Law.

         STOCK EXCHANGE LISTING: The outstanding shares of Common Stock are, and the Additional Common Stock to be offered hereby will be, subject to official notice of issuance, listed on the NYSE.

         OTHER PROVISIONS: The par value of the Common Stock is $5.00 per share. All of the outstanding Common Stock of the Company is, and the Additional Stock to be offered hereby will be, fully paid and non-assessable.

         TRANSFER AGENT AND REGISTRAR: The Transfer Agent and Registrar of the Common Stock is First Chicago Trust Company of New York, P.O. Box 2550, Jersey City, New Jersey 07303-2550.

                           LEGAL OPINIONS AND EXPERTS

         The legality of the Securities offered hereby and all legal matters in connection therewith will be passed upon for the Company by Gould & Wilkie, general counsel to the Company, One Chase Manhattan Plaza, New York, New York and for any agent, dealer or underwriter by Winthrop, Stimson, Putnam & Roberts, One Battery Park Plaza, New York, New York.

         The statements herein as to matters of law and legal conclusions under "The Company," "Securities-- Description of the New Bonds," "Securities--Description of the Unsecured Notes," "Securities--Description of New Preferred Stock," "Securities--Description of Depositary Preferred Shares and Depositary Receipts," "Securities--Common Stock Dividends and Price Range" and "Securities--Description of Common Stock" have been reviewed by Gould & Wilkie and are set forth in reliance upon their opinion given upon their authority as experts.

         The consolidated financial statements of the Company incorporated in this Prospectus by reference to the Company's Annual Report on Form 10-K for the year ended December 31, 1994 have been so incorporated in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                              PLAN OF DISTRIBUTION

         The Company may sell the Securities (i) through underwriters or dealers; (ii) directly to one or more purchasers; or (iii) through agents. Each Prospectus Supplement sets forth the terms of the offering of the Securities offered thereby, including the name or names of any underwriters, dealers or agents, the initial public offering price or purchase price of such Securities, the proceeds to the Company from such sale, any underwriting discounts and other items constituting underwriters' compensation, any discounts or concessions allowed or reallowed or paid to dealers, any securities exchange on which Debt Securities may be listed and the use of delayed delivery contracts, if any. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time. Only firms named in a Prospectus Supplement are deemed to be underwriters, dealers or agents in connection with the Securities offered thereby.

         If underwriters are used in the sale of the Securities, such Securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Such Securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more underwriters. Any underwriters with respect to any of the Securities will be named in the Prospectus Supplement relating thereto and, if an underwriting syndicate is used, the managing underwriter or underwriters will be named on the cover page of such Prospectus Supplement. Unless otherwise set forth in the Prospectus Supplement, the obligations of the underwriters to purchase any of the Securities will be subject to certain conditions precedent, and the underwriters will be obligated to purchase all of such Securities if any are purchased.

         Subject to certain conditions, the Company may agree to indemnify the several underwriters or agents and their controlling persons against certain liabilities, including liabilities under the Securities Act of 1933, as amended, arising out of or based upon, among other things, any untrue statement or alleged untrue statement of a material fact contained in the registration statement, this Prospectus, a Prospectus Supplement or the Incorporated Documents or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. See the applicable Prospectus Supplement.

         Underwriters, dealers and agents may engage in transactions with or perform services for the Company in the ordinary course of business.

         NO DEALER, SALESPERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS, OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, OR, WITH RESPECT TO ANY SERIES OF SECURITIES, THE PROSPECTUS SUPPLEMENT RELATING THERETO, AND, IF GIVEN OR MADE, SUCH OTHER INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR BY ANY OF THE UNDERWRITERS. THIS PROSPECTUS AND ANY PROSPECTUS SUPPLEMENT DO NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY THE SECURITIES OFFERED THEREBY IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT NOR ANY SALE MADE THEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THEREOF.

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         No dealer,  salesperson or any other person has been authorized to give any  information or to make  representations  other than those contained in this
Prospectus   Supplement  (including  any  Pricing  Supplement  hereto)  and  the
Prospectus in connection with the offer contained herein and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or any Agent. Neither the delivery of this Prospectus Supplement (including any Pricing Supplement hereto) and the Prospectus nor any sale made hereunder shall, under any circumstances, create an implication that there has been no change in the affairs of the Company since the dates as of which information is given in this Prospectus Supplement (including any Pricing Supplement hereto) and the Prospectus. This Prospectus Supplement (including any Pricing Supplement hereto) and the Prospectus do not constitute an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or any person to whom it is unlawful to make such offer or solicitation.
                                 ---------------

                                TABLE OF CONTENTS

                              PROSPECTUS SUPPLEMENT
                                                                            PAGE

Supplemental Description of the Company.................................    S-2
Supplemental Description of Use of Proceeds.............................    S-3
Supplemental Ratios of Earnings to Fixed Charges........................    S-3
Supplemental Description of the Unsecured
     Notes..............................................................    S-4
Certain Tax Considerations..............................................    S-9
Plan of Distribution....................................................   S-10

                                   PROSPECTUS

Available Information...................................................      2
Incorporation of Certain Documents by
     Reference..........................................................      2
The Company.............................................................      3
Use of Proceeds.........................................................      4
Ratios of Earnings......................................................      4
Securities
       Description of the New Bonds.....................................      5
       Description of the Unsecured Notes...............................     10
       Description of New Preferred Stock...............................     17
       Description of Depositary Preferred Shares
         and Depositary Receipts........................................     20
       Common Stock Dividends and  Price
         Range..........................................................     23
       Description of Common Stock......................................     24
Legal Opinions and Experts..............................................     25
Plan of Distribution....................................................     26

================================================================================


================================================================================



                                   $80,000,000


                              CENTRAL HUDSON GAS &
                              ELECTRIC CORPORATION


                           MEDIUM-TERM NOTES, SERIES B
                              DUE FROM ONE YEAR TO
                         THIRTY YEARS FROM DATE OF ISSUE


                              ---------------------

                              PROSPECTUS SUPPLEMENT

                              ---------------------


                              SALOMON SMITH BARNEY
                              CHASE SECURITIES INC.
                       FIRST CHICAGO CAPITAL MARKETS, INC.


                                 AUGUST 24, 1998


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